AGREEMENT FOR SALE AND PURCHASE

                  OF STOCK


                     OF

   NIAGARA OF WISCONSIN PAPER CORPORATION

              TABLE OF CONTENTS

                                         Page


1.  Definitions. . . . . . . . . . . . . .  1
2.  Purchase and Sale of Stock . . . . . .  5
3.  Purchase Price . . . . . . . . . . . .  5
4.  Payment. . . . . . . . . . . . . . . .  6
5.  Assumption of Liabilities. . . . . . .  7
6.  Closing. . . . . . . . . . . . . . . .  7
7.  Seller's Representations, Warranties and
     Covenants . . . . . . . . . . . . . .  8
     (a)  Organization and Authority of Seller  8
     (b)  Valid and Enforceable Agreement.  8
     (c)  Organization of Niagara Paper. .  9
     (d)  Financial Statements . . . . . .  9
     (e)  No Material Change . . . . . . . 10
     (f)  Leases . . . . . . . . . . . . . 10
     (g)  Title to Personal Property . . . 10
     (h)  Real Estate. . . . . . . . . . . 10
     (i)  Plant and Equipment. . . . . . . 12
     (j)  Intellectual Property. . . . . . 12
     (k)  Employee Matters . . . . . . . . 13
     (l)  Litigation . . . . . . . . . . . 13
     (m)  Compliance with Laws . . . . . . 13
     (n)  Material Contracts . . . . . . . 13
     (o)  Licenses and Permits . . . . . . 14
     (p)  Insurance. . . . . . . . . . . . 14
     (q)  Employee Benefits. . . . . . . . 14
     (r)  Transactions with Related Parties 17
     (s)  Bank Accounts. . . . . . . . . . 17
     (t)  Tax Matters. . . . . . . . . . . 17
     (u)  Accounts Receivable. . . . . . . 19
     (v)  Inventory. . . . . . . . . . . . 20
     (w)  Motor Vehicles . . . . . . . . . 20
     (x)  Product Warranty . . . . . . . . 20
8.  Buyer's Representations and Warranties 20
     (a)  Organization . . . . . . . . . . 21
     (b)  Authority. . . . . . . . . . . . 21
     (c)  Valid and Enforceable Agreement. 21
     (d)  No Insolvency. . . . . . . . . . 21
     (e)  Financial Statements . . . . . . 21
     (f)  Investment Intent. . . . . . . . 21
9.  Actions Pending Closing. . . . . . . . 22
     (a)  Operations . . . . . . . . . . . 22
     (b)  Access to Records. . . . . . . . 22
     (c)  Access to Facilities . . . . . . 22
     (d)  Release of Guarantees. . . . . . 22
     (e)  Hart-Scott-Rodino Filings. . . . 23
     (f)  Notice of Developments . . . . . 23
     (g)  Best Efforts . . . . . . . . . . 23
     (h)  Allocation of Pulp . . . . . . . 23
     (i)  Insurance Matters. . . . . . . . 24
10.  Conditions Precedent to Obligations of
     Buyer . . . . . . . . . . . . . . . . 24
     (a)  No Errors; Performance of Obligations 24
     (b)  Officer's Certificate. . . . . . 24
     (c)  Certified Copy of Resolutions. . 24
     (d)  Opinion of Seller's Counsel. . . 24
     (e)  Injunctions. . . . . . . . . . . 25
     (f)  Clayton Act Matters. . . . . . . 25
     (g)  Environmental Matters and Consent
          Order. . . . . . . . . . . . . . 25
     (h)  Labor Negotiations . . . . . . . 25
     (i)  Financing. . . . . . . . . . . . 26
     (j)  FIRPTA Certificate . . . . . . . 26
     (k)  Purchase of LSPI and SRFI. . . . 26
     (l)  Real Estate Consents . . . . . . 26
     (m)  Title Insurance and Surveys. . . 26
     (n)  Niagara Lease. . . . . . . . . . 28
     (o)  Other Matters. . . . . . . . . . 28
11.  Conditions Precedent to Obligations of
     Seller. . . . . . . . . . . . . . . . 28
     (a)  No Errors; Performance of Obligations 28
     (b)  Officer's Certificate. . . . . . 28
     (c)  Certified Copy of Resolutions. . 28
     (d)  Opinion of Buyer's Counsel . . . 29
     (e)  Injunctions. . . . . . . . . . . 29
     (f)  Clayton Act Matters. . . . . . . 29
     (g)  Financing. . . . . . . . . . . . 29
     (h)  Sale of LSPI and SRFI. . . . . . 29
     (i)  Niagara Lease. . . . . . . . . . 29
     (j)  Approvals. . . . . . . . . . . . 29
     (k)  Other Matters. . . . . . . . . . 30
12.  Broker. . . . . . . . . . . . . . . . 30
13.  Employees and Employee Benefits . . . 30
14.  Confidential Information. . . . . . . 31
15.  Indemnification . . . . . . . . . . . 31
16.  Guaranteed Obligations. . . . . . . . 34
17.  Expenses. . . . . . . . . . . . . . . 34
18.  Environmental Matters . . . . . . . . 35
     (a)  Warranty . . . . . . . . . . . . 35
     (b)  Indemnity. . . . . . . . . . . . 37
     (c)  Special Provisions . . . . . . . 37
     (d)  Exclusive Remedy . . . . . . . . 38
     (e)  Inspection of Books and Records. 38
19.  Termination of Agreement. . . . . . . 39
20.  Announcements . . . . . . . . . . . . 39
21.  Records . . . . . . . . . . . . . . . 39
22.   Assistance after Closing . . . . . . 40
     (a)  Retained Liabilities . . . . . . 40
     (b)  Allocation of Pulp . . . . . . . 40
23.  Tax Matters; Payment of Taxes . . . . 40
     (a)  Tax Returns. . . . . . . . . . . 40
     (b)  Apportionment of Income. . . . . 40
     (c)  Allocation of Taxes. . . . . . . 41
     (d)  Indemnity. . . . . . . . . . . . 41
     (e)  Post-Closing Elections . . . . . 42
     (f)  Control of Contest . . . . . . . 42
     (g)  General. . . . . . . . . . . . . 42
     (h)  Sales and Transfer Taxes . . . . 42
     (i)  Tax Effective Time . . . . . . . 42
     (j)  Survival . . . . . . . . . . . . 43
24.  Section 338(h)(10) Election . . . . . 43
25.  Limitations on Liability. . . . . . . 44
26.  Amendment and Waiver. . . . . . . . . 44
27.  Notices . . . . . . . . . . . . . . . 44
28.  Parties in Interest . . . . . . . . . 45
29.  Further Assurances. . . . . . . . . . 45
30.  No Waivers. . . . . . . . . . . . . . 45
31.  Governing Law . . . . . . . . . . . . 46
32.  Severability. . . . . . . . . . . . . 46
33.  Miscellaneous . . . . . . . . . . . . 46

  THIS AGREEMENT is made and entered into as of the 8th day of May, 1995 between Pentair, Inc., a Minnesota corporation ("Seller"), and Consolidated
Papers, Inc., a Wisconsin corporation ("Buyer").

  WHEREAS, Seller is the owner of all of the issued and outstanding capital stock of Niagara of Wisconsin Paper Corporation, a Wisconsin corporation
("Niagara Paper"); and

  WHEREAS, Seller desires to sell and Buyer desires to purchase from Seller all of the issued and outstanding capital stock of Niagara Paper in accordance with the terms and provisions of this Agreement;

  NOW, THEREFORE, in consideration of the
foregoing premises and of the mutual covenants and conditions herein contained, the parties agree as follows:

  1. Definitions. The terms below shall have the following meanings under this Agreement unless the context clearly requires otherwise:

  (a) "Allocations" shall have the meaning set forth in Section 24(b).

  (b) "CERCLA" shall have the meaning set forth in Section 18(a)(iii).

  (c) "Clayton Act" means 15 U.S.C. section 12, et seq., as amended, and the rules and regulations promulgated thereunder from time to time.

  (d)  "Closing" means the actual transfer and
delivery of the certificates evidencing all of the issued and outstanding capital stock of Niagara Paper, the delivery of documents providing for the assumption of the Guaranteed Obligations, and the exchange and delivery by the parties of the other documents and instruments contemplated by this Agreement.

  (e) "Closing Date" means June 30, 1995 or such later month end date as mutually agreed upon by the parties.

  (f)  "Code" means the Internal Revenue Code of
1986, as amended.

  (g) "Commitments" shall have the meaning set forth in Section 10(m)(i).

  (h)  "Common Control Entity" shall have the
meaning set forth in Section 7(q)(vi).

  (i)  "Confidential Information" means all
information designated as "Evaluation Material" in the confidentiality letter agreement dated August 26, 1994 between Buyer and CS First Boston Corp., acting as agent for Seller, a copy of which is attached as
Schedule 1(i).

  (j) "Election" shall have the meaning set forth in Section 24.

  (k) "Election Form" shall have the meaning set forth in Section 24(c).

  (l) "Employee Benefits" means, with respect to the employees of Niagara Paper, any and all pension or welfare benefit programs, plans, arrangements, agreements and understandings for employees generally or specific individual employees of Niagara Paper to which Seller or Niagara Paper contributes or is a party, by which any of them may be bound, or under which any of them may have liability, including, without limitation, pension or retirement plans, deferred compensation plans, bonus or incentive plans, early retirement programs, severance pay policies, support funds, medical, dental, life and disability insurance, and payment or reimbursement plans.

  (m)  "Environmental Cleanup" shall have the
meaning set forth in Section 18(c)(iii).

  (n)  "Environmental Expenditures" means the
environmental expenditures incurred and paid by Niagara Paper prior to the Closing Date. A list of the Environmental Expenditures is attached as Schedule
1(n).

  (o) "Environmental Laws" means federal, state, regional, county and local laws, statutes, rules, regulations and ordinances and common law requirements as of the Closing Date relating to the environment, including, without limitation, those relating to the public health or safety aspects thereof, or to nuisance, trespasses, releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls
(PCB's), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of Hazardous Material (including, without limitation, petroleum, its derivatives, by-products or other hydrocarbons), to exposure to toxic, hazardous or other controlled, prohibited or regulated substances, to the transportation, storage, disposal, management or release of gaseous or liquid substances, and any regulation, order, injunction, judgment, declaration, notice or demand issued thereunder.

  (p)  "ERISA" means the Employee Retirement
Income Security Act of 1974, as amended.

  (q) "GAAP" means generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with prior financial practice of Niagara Paper or Seller, as the case may be.

  (r)  "Guaranteed Obligations" means those
obligations and liabilities of Seller, listed on
Schedule 5 hereto, undertaken in respect of Niagara
Paper, including, without limitation, the guaranty obligations of Seller under the Niagara Leases.

  (s) "Hazardous Material" means and includes (a) petroleum or petroleum products, including crude oil,
(b) any asbestos insulation or other material composed of or containing asbestos, and (c) any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and
Liability Act, as amended, any so-called state or local "Superfund" or "Superlien" law, Section 144.01 of the Wisconsin Statutes or any other Environmental
Laws.

  (t)  "Indemnitee" shall have the meaning set
forth in Section 15(e).

  (u)  "Indemnitor" shall have the meaning set
forth in Section 15(e).

  (v) "Intellectual Property" means all patents, utility patents and design patents and registrations therefor, trademarks, trade names, trademark rights and trademark registrations, copyrights and licenses listed on Schedule 1(v) attached, as well as all technical documentation reflecting engineering and production data, design data, plans, specifications, drawings, technology, know-how, trade secrets, software (whether owned or licensed), manufacturing processes and all documentary evidence thereof relating to Niagara Paper and its business.

  (w)"Knowledge" of Seller or the "best knowledge" of Seller when modifying any representation or warranty shall mean that no officer or other manager reporting directly to the President of Seller or of Niagara Paper (who are involved in or responsible for operations of Niagara Paper), including the chief financial officer and the manager of environmental affairs of Seller and Niagara Paper, has any knowledge that such representation and warranty is not true and correct to the same extent as provided therein and that:

       (i)  Seller and Niagara Paper have
  exercised due diligence and have made
  appropriate investigations and inquiries of the officers and business records of both Seller and Niagara Paper; and

       (ii)  nothing has come to the
  attention of Seller in the course of such investigation and review or otherwise which would reasonably cause such party, in the exercise of due diligence, to believe that such representation and warranty is not true and correct.

Such terms shall have a cognate meaning as applied to Buyer.

  (x) "Leased Real Estate" shall have the meaning set forth in Section 7(h)(ii). The Niagara Leases are specifically excluded from the definition of "Leased
Real Estate."

  (y)  "MADSP" shall have the meaning set forth in
Section 24(b).

  (z)  "Net Book Value" means the difference
between (x) all assets, less (y) all liabilities, excluding current income tax accruals, deferred tax accruals, and subordinated and other debt, whether current or long-term, owing to Seller, all as reflected on the balance sheet of Niagara Paper as of either December 31, 1994 or the Closing Date, as appropriate.

  (aa) "Niagara Financial Statements" means the unaudited financial statements (for the years ended
December 31, 1993 and 1994) of Niagara Paper.

  (bb)  "Niagara Leases" means those three
equipment leases listed on Schedule 7(f) hereto.

  (cc)  "1933 Act" shall have the meaning set
forth in Section 8(f).

  (dd) "NOW Defined Benefit Plans" shall have the meaning set forth in Section 7(q)(i).

  (ee) "Owned Real Estate" shall have the meaning set forth in Section 7(h)(i).

  (ff)  "PBGC" shall have the meaning set forth in
Section 7(q)(vi).

  (gg) "Pension Plans" shall have the meaning set forth in Section 7(q)(i).

  (hh)  "Permitted Exceptions" shall have the
meaning set forth in Section 10(m)(i).

  (ii)  "Real Estate" means all real property,
whether owned, under contract to purchase, or leased by Niagara Paper, including all land, buildings, structures, easements, appurtenances and privileges relating thereto, and all leaseholds, leasehold improvements, fixtures and other appurtenances and options, including options to purchase and renew, or other rights thereunder, used or intended for use in connection with Niagara Paper's business.

  (jj) "Report" shall have the meaning set forth in Section 24(b).

  (kk)  "Return(s)" means any return (including
any consolidated or combined return), report, claim for refund, information return or statement, relating to any Tax, including any schedule or attachment thereto.

  (ll)  "Statement of Net Book Value" means the
audited balance sheet of Niagara Paper as of the Closing Date in substantially the form reflected in
Schedule 3.2 from which the calculation of the purchase price of the stock of Niagara Paper will be made in accordance with Section 3 hereof.

  (mm) "Surveys" shall have the meaning set forth in Section 10(m)(ii).

  (nn) "Survey Defect" shall have the meaning set forth in Section 10(m)(iii).

  (oo) "Tax" or "Taxes" means all income, gross receipts, sales, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

  (pp) "Title Company" shall have the meaning set forth in Section 10(m)(i).

  (qq) "Title Policy" shall have the meaning set forth in Section 10(m)(i).

  (rr)  "Unpermitted Exception" shall have the
meaning set forth in Section 10(m)(iii).

  2. Purchase and Sale of Stock. Subject to the terms and conditions herein stated, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Seller at the Closing all of Seller's right, title and interest in all of the issued and outstanding capital stock of Niagara Paper.

  3.  Purchase Price.  The aggregate purchase
price to be paid by Buyer to Seller for the purchase of all of the issued and outstanding capital stock of Niagara Paper, shall be:

  (a)  $31,800,000;

  (b) decreased for any increase, or increased for any decrease, in the unfunded liability of the Jointly Trusteed Pension
       Plan for Bargaining Employees of Niagara of Wisconsin Paper Corporation from
       December 31, 1994 to the Closing Date;

  (c) increased for Environmental Expenditures made in excess of $1,000,000 or decreased for Environmental Expenditures made of less than $1,000,000;

  (d) increased for any increase, or decreased for any decrease, in the Net Book Value of Niagara Paper from December 31, 1994 to the Closing Date; and

  (e) less one-half of the aggregate amount of transition incentives to be paid by Niagara Paper pursuant to Section 13 to certain Niagara Paper employees, which amount is set forth on Schedule 3.1.

The Net Book Value shall be determined in accordance with GAAP as set forth on Schedule 3.2, which Schedule sets forth sample calculations of the Net Book Value as of December 31, 1994 and March 31, 1995 and the exceptions to GAAP used in calculating Net Book Value.

  Within sixty (60) days following the Closing
Date, Seller shall prepare and deliver to Buyer the Statement of Net Book Value, which shall be audited by Seller's auditors based upon an audit of Niagara
Paper's books including an inventory taken by Niagara
Paper beginning at 7:00 a.m. on the Closing Date and a review of the liabilities as of the Closing Date. The taking of such inventory may be observed by Buyer and Buyer's auditors. The Statement of Net Book Value shall not include any assets acquired by Niagara Paper from December 31, 1994 through the Closing Date relating to environmental remediation of the Real
Estate. The Statement of Net Book Value shall have attached thereto an auditor's report in the form attached as Schedule 3.3. To the extent possible, Seller will provide Buyer with a preliminary draft of the Statement of Net Book Value. Buyer and Seller will in good faith attempt to resolve any disputes with respect to such calculation before the final
Statement of Net Book Value is rendered.

  Buyer may review the Statement of Net Book Value and Seller shall make available the work papers of Seller's auditors to Buyer and its accountants and Buyer and its accountants may make inquiries of representatives of Seller and its auditors. Buyer shall give written notice to Seller of any objection to the Statement of Net Book Value within thirty (30) days after Buyer's receipt thereof. The notice shall specify in reasonable detail the items in the Statement of Net Book Value to which Buyer objects and shall provide a summary of Buyer's reasons for such objections.

  Any dispute between Buyer and Seller with respect to the Statement of Net Book Value which is not resolved within fifteen (15) business days after receipt by Seller of the written notice from Buyer shall be referred for decision to Ernst & Young LLP who shall cause an audit partner who is not engaged in providing services to Seller or Buyer to decide the dispute within thirty (30) days of such referral. The decision by the partner shall be final and binding on Seller and Buyer. In resolving any disputed item such audit partner may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The cost of retaining the audit partner with respect to resolving disputes as to the Statement of Net Book Value shall be borne by Seller and Buyer equally, unless such partner determines, based on his or her evaluation of the good faith of the parties, that the fees should be borne unequally.

  4. Payment. The estimated purchase price shall be paid in U.S. dollars in immediately available funds on the Closing Date. The amount to be paid on the Closing Date shall be based upon a preliminary
Statement of Net Book Value delivered to Buyer at least five (5) business days prior to Closing, which shall be calculated based on the unaudited balance sheet of Niagara Paper as of the month end prior to the Closing Date, prepared by Seller on a basis consistent with Schedule 3.2. Following delivery of the final Statement of Net Book Value under Section 3, any balance due to Seller or refund due to Buyer reflected thereon shall be paid within ten (10) days of such delivery, (unless there is an objection under Section 3, in which case the amount not in dispute shall be paid within ten (10) days of such delivery, and the balance in dispute shall be paid within ten
(10) days of the resolution of such objection) together with interest on such amount from the Closing
Date at the announced large business prime rate of Morgan Guaranty Trust Company of New York.

  Except as Buyer may be otherwise advised in writing by Seller at least five (5) days prior to any payment, all payments of the purchase price by Buyer to Seller at the Closing or any other amounts owed by Buyer to Seller shall be by wire transfer to First
Bank National Association, Account No xxx-xxxxxxx (ABA wire transfer routing number 091000022), marked to the attention of Karen Johnson.

  Except as Seller may be otherwise advised in writing by Buyer at least five (5) days prior to any payment, payment of any refund to Buyer based on the final determination of the purchase price pursuant to
Section 3 or any other amounts owed by Seller to Buyer hereunder shall be made by wire transfer to Harris
Trust and Savings Bank - Consolidated Papers, Inc.,
Account No. xxxxxxx (ABA wire transfer routing number xxxxx-xxxx-x marked to the attention of J.R. Matsch.

  All wire transfers shall be sent by 10:00 a.m.
Minneapolis time on the date of such payment unless otherwise agreed by the parties.

  5.  Assumption of Liabilities.  At Closing,
Buyer shall assume and agree to satisfy and perform, to the extent not satisfied or performed prior to the Closing Date, without any cost or charge to Seller, all obligations of Seller as guarantor under any Guaranteed Obligation. If the assumption of the Guaranteed Obligations by Buyer under this Section 5 requires the consent of any third party, Seller and Buyer agree they will use their best efforts to obtain such written consent to such assumption; provided, however, that in no event shall Buyer be subject, without its consent, to terms and conditions more restrictive than those set forth in the existing obligations of Seller being assumed. Failing the consent of such creditor, Buyer shall indemnify Seller in accordance with the provisions of Section 16 hereof against any claim arising out of the Guaranteed
Obligations.

  6. Closing. (a) The Closing shall take place on the Closing Date at the offices of Henson & Efron, P.A. in Minneapolis, Minnesota, at 9:00 o'clock a.m., local time, or at such other time and place as may be mutually agreed upon. Buyer and Seller each agree they shall use their best efforts and shall cause all relevant affiliates to use their best efforts to obtain fulfillment of all conditions to Closing set forth in Sections 10 and 11 hereof.

  (b)  At the Closing, Seller shall deliver to
Buyer certificates evidencing ownership of all of the issued and outstanding capital stock of Niagara Paper, in form ready for transfer and duly endorsed to Buyer, together with such other documents and instructions as provided herein, reasonably satisfactory in form and substance to Buyer and its counsel, as shall be required to vest in Buyer good and marketable title, free and clear of all liens, charges and encumbrances
(except as specified in this Agreement, if any) in and to all of the issued and outstanding capital stock of Niagara Paper. At the Closing, Seller shall deliver to Buyer a release of all claims of such Seller and any person or entity affiliated therewith against Niagara Paper, in substantially the form of Schedule
6.

  (c)  At the Closing, Buyer shall deliver to
Seller such documents and instruments as provided herein and such undertakings and other instruments as shall be required to cause Buyer to assume the obligations as provided in Section 5, all of which shall be reasonably satisfactory in form and substance to Seller and its counsel.

  7.  Seller's Representations, Warranties and
Covenants. Seller represents, warrants and covenants to Buyer as follows:

  (a)  Organization and Authority of Seller.
Seller is a duly organized and validly existing corporation in good standing in the state of Minnesota. Seller has the complete and unrestricted right, power and authority to sell, transfer and assign all of the issued and outstanding capital stock of Niagara Paper pursuant to this Agreement and to carry out the transactions contemplated hereby without the consent of any other person (except as otherwise set forth herein). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Seller.

  (b)  Valid and Enforceable Agreement.  This
Agreement constitutes a valid and binding agreement of Seller, enforceable in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and by general equitable principles.
Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of Seller's obligations hereunder materially violates or conflicts with, results in a material breach of, or constitutes a material default under (i) to the best knowledge of Seller, any law, rule or regulation, or (ii) subject to the obtaining of necessary consents, which consents are listed on Schedule 7(b), under various loan agreements, guarantees, leases, and other agreements
(including, without limitation, the Niagara Leases), any agreement or other restriction of any kind or character to which Seller or Niagara Paper is a party, by which Seller or Niagara Paper is bound, or to which any of the properties of Niagara Paper is subject.
Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of Seller's obligations hereunder, violates or conflicts with, results in a breach of, or constitutes a default under (i) any judgment or order, decree, award or ruling to which Seller or Niagara Paper is subject, or (ii) the Articles of Incorporation or By-Laws of Seller.

  (c)  Organization of Niagara Paper.

       (i)  Niagara Paper is a duly organized and
  validly existing corporation in good standing in Wisconsin and has all requisite corporate power and authority to carry on its business as presently conducted in all states in which it currently does business. Niagara Paper is duly licensed, registered and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of its business requires such qualification, except where the failure to be so licensed, registered or qualified would not have a material adverse effect upon its business or assets.

       (ii)  All of the outstanding shares
  of capital stock of Niagara Paper have
  been duly authorized and validly issued, are fully paid and nonassessable, and are owned beneficially and of record by Seller and are free and clear of all liens, claims, encumbrances and restrictions whatsoever. Niagara Paper's entire equity capital consists of 50,000 authorized shares of common stock, par value $1.00 per share, of which 1,500 shares are issued and outstanding. No shares of capital stock of, or other ownership interest in, Niagara Paper are reserved for issuance and there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of, or other ownership interest in, Niagara Paper pursuant to which it is or may become obligated to issue or exchange any shares of capital stock of, or other ownership interest in, Niagara Paper.

       (iii)  Niagara Paper does not own,
  directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

  (d)  Financial Statements.

       (i)  Attached hereto as Schedule 7(d) are
  the Niagara Financial Statements.  The Niagara
  Financial Statements were (and the Statement of
  Net Book Value will be) prepared in accordance with the books and records of Niagara Paper which were used in the preparation of Seller's audited consolidated financial statements for the fiscal years ended December 31, 1993 and December 31, 1994.

       (ii)  The Niagara Financial Statements
  were (and the Statement of Net Book Value will be) prepared in accordance with GAAP, consistently applied, but do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. The Statement of Net Book
  Value will adequately reflect all liabilities and obligations of Niagara Paper required to be shown thereon in accordance with GAAP, except for those exceptions to GAAP set forth on
  Schedule 3.2.

       (iii)  The Niagara Financial
  Statements as of such dates or for the
  period ending on such dates present fairly the financial position and the results of operations of Niagara Paper for the periods covered thereby. All adjustments, consisting of normal recurring accruals and eliminations and other similar adjustments, considered necessary for a fair presentation have been included.

  (e) No Material Change. To the best knowledge of Seller, since December 31, 1994 there has been no material adverse change in the business, financial position or results of operations of Niagara Paper.

  (f)  Leases.  Seller has furnished or made
available to Buyer copies of all leases and subleases of any personal property used in Niagara Paper's operations, including without limitation the Niagara
Leases, to which it is a party, all of which are listed on Schedule 7(f). Except as set forth on
Schedule 7(f), no consents or approvals are required in connection with the transactions contemplated hereby. No event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a default under or a material breach of any lease by Niagara Paper or, to the best knowledge of Seller, any other party to such leases. As of the Closing Date, each lease (including without limitation the Niagara Leases) shall be in full force and effect in accordance with its terms, as amended from time to time.

  (g) Title to Personal Property. Niagara Paper has good and marketable title to its owned personal property as reflected in the Niagara Financial
Statements free and clear of all liens, claims, encumbrances and restrictions, except (i) those reflected on Schedule 7(d) attached and (ii) defects in title, and liens, charges and encumbrances, if any, as do not materially detract from the value of or otherwise materially impair the current operations or financial condition of Niagara Paper.

  (h)  Real Estate.

       (i)  Schedule 7(h)(i) sets forth an
  accurate legal description of all Real Estate owned by Niagara Paper or for which Niagara
  Paper has contracted to become the owner (the
  "Owned Real Estate"), including identification of the current owner of fee simple title thereto. The party identified as the owner on
  Schedule 7(h)(i) is the legal and equitable owner of good and marketable title in fee simple absolute to such Owned Real Estate, including the buildings, structures, spurtracks (as set forth on Schedule 7(h)(i)) and improvements situated thereon and appurtenances thereto, in each case free and clear of all tenancies and other possessory interests, security interests, conditional sale or other title retention agreements, liens, encumbrances, mortgages, pledges, assessments, easements, rights of way, covenants, restrictions, reservations, options, rights of first refusal, defects in title, encroachments and other burdens, except as disclosed on Schedule 7(h)(i). Except as disclosed on Schedule 7(h)(i), Niagara Paper is in possession of the Owned Real Estate. All contracts, agreements, options and undertakings affecting the Owned Real Estate are set forth in
  Schedule 7(h)(i) and are legally valid and binding and in full force and effect, and, to Seller's knowledge, there are no defaults, offsets, counterclaims or defenses thereunder, and Niagara Paper has received no notice that any default, offset, counterclaim or defense thereunder exists. Seller has delivered or made available to Buyer correct and complete copies of all such contracts, agreements, options and undertakings.

       (ii)  Schedule 7(h)(ii) sets forth an
  accurate, correct and complete list of all Real
  Estate leased, subleased or occupied by Niagara
  Paper (such interests are the "Leased Real
  Estate"), including identification of the lease or sublease and the parties thereto and list of contracts, agreements, leases, subleases, options and commitments, oral or written, affecting such Leased Real Estate or any interest therein to which Niagara Paper is a party or by which any of its interest in the Leased Real Estate is bound. Niagara Paper has been in peaceable possession of the Leased Real
  Estate since the commencement of the original term of such Real Estate Lease. Seller has delivered to Buyer correct and complete copies of each Real Estate Lease.

       (iii)  To the knowledge of Seller,
  except as shown on the Flood Insurance
  Rate Map prepared by the Federal Emergency
  Management Agency (Community/Parcel No.
  550259/0025B revised as of March 18, 1991)
  and Inundation Maps for dam failure of Big and Little Quinnesec Dams revised December
  1993, no Real Estate is located within a flood or lakeshore erosion hazard zone for which flood insurance is now required under the National Flood Insurance
  Program.  Neither the whole nor any
  portion of any Real Estate has been
  condemned, requisitioned or otherwise
  taken by any public authority, and no
  notice of any such condemnation,
  requisition or taking has been received.
  To the knowledge of Seller, no such
  condemnation, requisition or taking is
  threatened or contemplated, except as set forth on Schedule 7(h)(iii). Seller has no knowledge of any public improvements which may result in special assessments against or otherwise affect the Real
  Estate, except as set forth on Schedule
  7(h)(iii).

       (iv)  The Real Estate is in good
  operating condition and repair (reasonable wear and tear excepted) and is suitable and adequate for the purposes for which it is presently being used.

       (v)  To the knowledge of Seller, except as
  set forth on Schedules 7(h) or 7(o), the Real
  Estate is in compliance with all applicable zoning, building, health, fire, water, use or similar statutes, codes, ordinances, laws, rules or regulations. To the knowledge of Seller, the zoning of each parcel of Real Estate permits the existing improvements and the continuation following consummation of the transaction contemplated hereby of Niagara Paper's business as presently conducted thereon. Niagara Paper has all certificates of occupancy and authorizations required to utilize the Real
  Estate. To Seller's knowledge, Niagara Paper has all easements and rights necessary to conduct its business, including easements for all utilities, services, roadway, railway and other means of ingress and egress. To the knowledge of Seller, Niagara Paper holds such rights to off-site facilities as are necessary to ensure compliance in all material respects with all zoning, building, health, fire, water, use or similar statutes, codes, ordinances, laws, rules or regulations and all such rights, to the extent held by Seller, shall be conveyed as directed by Buyer at Closing. Except as disclosed on Schedule 7(h)(i), to the knowledge of Seller, no fact or condition exists which would result in the termination or impairment of access to the Real Estate or discontinuation of sewer, water, electric, gas, telephone, waste disposal or other utilities or services. Except as disclosed on Schedule 7(h)(i), to the knowledge of Seller, the facilities servicing the Real Estate are in full compliance with all codes, laws, rules and regulations.

       (vi)  Seller has delivered or made
  available to Buyer accurate, correct and complete copies of all existing title insurance policies, title reports and surveys, if any, with respect to each parcel of Real Estate.

  (i) Plant and Equipment. Seller has furnished to Buyer an accurate list of all plant and equipment, attached as Schedule 7(i), owned by Niagara Paper. To the best knowledge of Seller, all plant, structures and equipment currently being used in the conduct of its operations are in all material respects in good operating condition and repair, subject to normal wear and tear, and to the best of Seller's knowledge, are free from material structural or mechanical deficiencies, except as disclosed on Schedule 7(i) attached.

  (j)  Intellectual Property.  Seller has
furnished to Buyer an accurate list of all Intellectual Property, attached as Schedule 1(v), owned or used by Niagara Paper. To the best knowledge of Seller, no one is infringing upon any rights of Niagara Paper with respect to any of the Intellectual
Property. Niagara Paper is not infringing on or otherwise acting adversely to the rights of any person under, or in respect to, any patents, patent rights, copyrights, licenses, trademarks, trade names or trademark rights owned by any person or persons, and there is no claim or action pending or threatened with respect thereto. Except as set forth in Schedule
1(v), there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements pertaining to any of the Intellectual
Property.

  (k)  Employee Matters.  Except as set forth on
Schedule 7(k), Seller does not have any pending complaint filed with the National Labor Relations
Board or any other governmental agency alleging unfair labor practices, human rights violations, employment discrimination charges, or the like against Niagara
Paper which might have a material adverse effect upon Niagara Paper, its operations or financial condition, and to the best of Seller's knowledge, there are no existing facts which might result in any such complaint or charge. Seller has provided to Buyer a complete list of all employees of Niagara Paper, including name, title or position, present annual compensation, years of service and any interest in Employee Benefits. Niagara Paper has complied in all material respects with all laws, rules and regulations relating to the employment of labor, including provisions related to wages, hours, equal opportunity, occupational health and safety, severance, collective bargaining and the payment of social security and other employment taxes.

  (l)  Litigation.  Except as set forth on
Schedule 7(l), there are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings or investigations (other than tax audits or investigations) pending or, to the best knowledge of Seller, threatened against Niagara Paper which might have a material adverse effect upon its operations or financial condition. Niagara Paper is not subject to any judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency or any arbitrator, except as may be set forth herein or in any Schedule hereto.

  (m)  Compliance with Laws.

       (i)  To the best knowledge of Seller, the
  operations of Niagara Paper have been and are being conducted in accordance with all applicable laws, rules and regulations of applicable governmental authorities (other than those covered in Section 18 hereof), except for such breaches that do not and cannot reasonably be expected to (either individually or in the aggregate) materially and adversely affect its financial condition or operations.

       (ii)  To the knowledge of Seller, neither
  Niagara Paper, nor any of its officers or employees, has, directly or indirectly, given or agreed to give any rebate, gift or similar benefit to any supplier, customer, distributor, broker, governmental employee or other person, who was, is or may be in a position to help or hinder Niagara Paper's business (or assist in connection with any actual or proposed transaction) which could subject Buyer or Niagara Paper's business to any penalty in any civil, criminal or governmental litigation or proceeding or which would have a material adverse effect on Niagara Paper's business.

  (n) Material Contracts. Seller has furnished to Buyer a list, attached as Schedule 7(n), of all contracts and arrangements, written or oral, which alone or together with other contracts and arrangements with the same party are material to Niagara Paper and it has, in all material respects, performed all of the obligations required to be performed by it to date and is not, and will not be as of the Closing Date, in default under any material provision of such contracts or arrangements. All such contracts and arrangements are and will be in good standing and full force and effect according to their terms. For purposes of this Section 7(n), a contract shall be deemed to be material, (i) if it involves remaining payments of more than $300,000, or (ii) if it cannot by its terms be completed or terminated without penalty within 180 days from the Closing Date, or (iii) if the absence of such contract would have a material adverse effect on the business of Niagara
Paper.

  (o) Licenses and Permits. Except as set forth on Schedule 7(o), Niagara Paper has all requisite licenses and permits to operate its business as currently conducted and neither Seller nor Niagara
Paper has been advised of, nor to the best knowledge of Seller is there any basis for, any revocation or anticipated revocation of any permits, licenses or zoning variances, or of any changes to existing or pending zoning or other regulations, permits or licenses which would materially and adversely affect the conduct of its operations as presently conducted.

  (p)  Insurance.  Schedule 7(p) contains an
accurate and complete list and description of insurance policies (including the name of the insurer, coverage, premium and expiration date) which Niagara
Paper currently maintains, or is named as an additional insured or is entitled to benefits under (including coverage for events occurring under prior policies). To the best knowledge of Seller, except as set forth on Schedule 7(p), all such policies are in full force and effect and shall survive the Closing for the benefit of Niagara Paper.

  (q) Employee Benefits. Schedule 7(q) contains a complete listing of Employee Benefits provided to employees of Niagara Paper. To the best knowledge of Seller, except as set forth on Schedule 7(q), (i) the costs of all such Employee Benefits which are paid currently by Niagara Paper are reflected as expenses in the Niagara Financial Statements; and (ii) the cost of such Employee Benefits which are, in whole or in part, not paid currently are adequately reserved for in the Niagara Financial Statements.

       (i)  Pension Plans.  Seller has delivered
  to Buyer accurate and complete copies of (i) the Jointly Trusteed Pension Plan for Bargaining
  Employees of Niagara of Wisconsin Paper
  Corporation and the Pentair, Inc. Pension Plan
  (collectively, the "NOW Defined Benefit Plans") and all other employee pension benefit plans
  (within the meaning of Section 3(2) of ERISA) provided to employees of Niagara Paper
  (collectively, together with the NOW Defined
  Benefit Plans, the "Pension Plans"), (ii) the three most recent annual reports on Form 5500 and attached Schedule B (including any related actuarial valuation report), if any, filed with the Internal Revenue Service with respect to the Pension Plans, (if any such report was required), (iii) each trust agreement and group annuity contract relating to the Pension Plans,
  (iv) certified financial statements, (v) collective bargaining agreements or other such contracts, and (vi) the three most recent actuarial reports prepared in connection with the Pension Plans and their funded status.
  Seller has disclosed to Buyer the information set forth in the attorney's responses to auditor's requests for information related to the Pension Plans.

       (ii)  NOW Defined Benefit Plans Funding.
  All contributions to, and payments from, the NOW
  Defined Benefit Plans that may have been required to be made in accordance with the NOW
  Defined Benefit Plans and, when applicable,
  Section 302 of ERISA or Section 412 of the Code, have been timely made. The funding method used in connection with the NOW Defined Benefit Plans is acceptable under ERISA, and the actuarial assumptions used in connection with funding such NOW Defined Benefit Plans, in the aggregate, are reasonable. Schedule 7(q) sets forth (i) the definition of "pension liabilities", "pension assets" and "unfunded pension liability" as used in this Agreement, (ii) assumptions and methods to be used for measuring the above-referenced terms in accordance herewith and (iii) the estimated NOW Defined Benefit Plan liabilities as of December 31, 1994.

       (iii)  Pension Plan Compliance With the
  Code and ERISA. Seller and Niagara Paper and the Pension Plans (and any related trust agreement or annuity contract or any other funding instrument) materially comply currently, and have materially complied in the past, both as to form and operation, with the provisions of ERISA and the Code (including Section 410(b) of the Code relating to coverage), where required in order to be tax-qualified under Section
  401(a) of the Code, and all other applicable laws, rules and regulations; all necessary governmental approvals for such plans have been obtained. Except as set forth in Schedule 7(q), the Pension Plans have received a determination letter from the Internal Revenue Service to the effect that the Pension Plans (and any related trust agreements or annuity contracts or other funding instrument) are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the best knowledge of Seller, has revocation been threatened, nor has such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its cost.

       (iv)  Employee Benefits Administration.
  The Pension Plans and all other Employee
  Benefits have been administered to date in material compliance with the requirements of the Code and ERISA. All reports, returns and similar documents with respect to the Employee
  Benefits required to be filed with any
  government agency or distributed to any Employee
  Benefits participant have been duly and timely filed or distributed. Except as set forth in
  Schedule 7(q), there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee
  Benefits), suits or proceedings against or involving the Employee Benefits or asserting any rights or claims to benefits under Employee
  Benefits that could give rise to any material liability, nor, to the best knowledge of Seller, are there any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding. The
  Niagara Financial Statements reflect all of the Employee Benefit liabilities in a manner satisfying the requirements of FAS 87 and 88.
  No event has occurred and no condition exists under any Employee Benefits that would subject
  Seller, Niagara Paper or Buyer to any tax under Code Sections 4971, 4972, 4977 or 4979 or to a fine under ERISA Section 502(c).

       (v)  Prohibited Transactions.  No
  "prohibited transaction" (as defined in Section
  4975 of the Code or Section 406 of ERISA) has occurred which involves the assets of the Pension Plans or Employee Benefits and which could subject Seller, Niagara Paper or any of their respective employees, or a trustee, administrator or other fiduciary of any trusts created under the Pension Plans to the tax or penalty on prohibited transactions imposed by
  Section 4975 of the Code or the sanctions imposed under Title I of ERISA. No "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) have occurred with respect to the Pension Plans, except (i) such events for which no filing with the PBGC was required (e.g. plan merger) and (ii) such events which may occur as a result of the transactions contemplated hereby. Neither Seller nor Niagara
  Paper nor any trustee, administrator or other fiduciary of the Pension Plans or the Employee
  Benefits nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner which could subject
  Niagara Paper, its business or Buyer to any material liability for breach of fiduciary duty under ERISA or any other applicable law.

       (vi)  Liabilities to PBGC.  Seller and
  Niagara Paper have paid all premiums (and interest charges and penalties for late payment, if applicable) due the Pension Benefit Guaranty
  Corporation ("PBGC") with respect to the NOW
  Defined Benefit Plans and each plan year thereof for which such premiums are required. No liability to the PBGC has been incurred by Seller or Niagara Paper or any corporation or other trade or business under common control with Seller or Niagara Paper (as determined under Section 414(c) of the Code) ("Common
  Control Entity") on account of any termination of an employee pension benefit plan subject to Title IV of ERISA. No filing has been made by Seller or any Common Control Entity with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any employee pension benefit plan subject to Title IV of ERISA maintained, or wholly or partially funded, by Seller or any Common Control Entity. Neither
  Seller nor Niagara Paper nor any Common Control
  Entity has (i) ceased operations at a facility so as to become subject to the provisions of
  Section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or
  (iii) ceased making contributions on or before the Closing Date to any employee pension benefit plan subject to Section 4064(a) of ERISA to which Seller or any Common Control Entity made contributions during the five (5) years prior to the Closing Date. No employee pension benefit plan of Seller or any Common Control Entity subject to Title IV of ERISA has incurred any material liability to the PBGC other than for the payment of premiums, all of which have been paid when due. No employee pension benefit plan of Seller or any Common Control Entity has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code, and no employee pension benefit plan has an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the most recent plan year.

       (vii)  Multiemployer Plans.  Except as set
  forth on Schedule 7(q), at no time has Seller or Niagara Paper been required to contribute to any "multiemployer pension plan" (as defined in Section 3(37) of ERISA) or incurred any withdrawal liability, within the meaning of
  Section 4201 of ERISA, or announced an intention to withdraw, but not yet completed such withdrawal, from any multiemployer pension plan.

  (r)  Transactions with Related Parties.

       (i)  To the best knowledge of Seller,
  except for interest and corporate overhead and as set forth on Schedule 7(r), Niagara Paper is not a party to any transaction or proposed transaction, including, without limitation, the leasing of real or personal property, the purchase or sale of raw materials or finished goods, or the furnishing of services, with Seller or with any person who is related to or affiliated with Seller involving the payment or accrual of more than $1,000,000 during fiscal years 1993 or 1994.

       (ii)  Except as set forth on
  Schedule 7(r) or as reflected in the
  Niagara Financial Statements dated
  December 31, 1994, neither Seller nor any person who is related to or affiliated with Seller has any cause of action or other claim whatsoever against or owes any material amount to, or is owed any material amount by, Niagara Paper.

  (s) Bank Accounts. Schedule 7(s) sets forth a true and complete list of all banks in which Niagara
Paper has an account, safe deposit box or line of credit, and the names and titles of all persons authorized to draw thereon or to have access thereto, and a summary description of the use thereof.

  (t)  Tax Matters.

       (i)  All Returns (including
  consolidated or combined Returns including
  Niagara Paper) required to be filed on or before the Closing with respect to Niagara
  Paper have been or will be timely filed
  (within the time permitted by any timely filed extension) by or on behalf of Niagara Paper and all Taxes shown to be due on such Returns have been timely paid.

       (ii)  Niagara Paper has not been a
  member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal Return, other than a group the common parent of which is Seller.

       (iii)  Schedule 7(t) lists all
  Returns filed with respect to Niagara
  Paper for taxable periods which remain
  open, indicates those Returns that have
  been audited and indicates those Returns that are currently the subject of audit or scheduled for an examination by any relevant taxing authority.

       (iv)  Except as disclosed in
  Schedule 7(t):

            (1)  no notice or claim
       has ever been made by a
       governmental authority in a
       jurisdiction where Niagara
       Paper does not file Returns
       that it is or may be subject
       to Taxes in that jurisdiction;

            (2)  no extension of the
       statute of limitations with respect
       to any assessment or claim for Taxes
       has been granted by or on behalf of
       Niagara Paper;

            (3)  there are no liens for
       Taxes upon the assets of Niagara
       Paper except liens for Taxes not yet
       due;

            (4)  no amended Returns or
       refund claims have been or are
       scheduled to be filed by or on
       behalf of Niagara Paper;

            (5)  all Taxes and other
       liabilities with respect to
       completed and settled audits,
       examinations or concluded litigation
       have been paid; and

            (6)  there are no pending appeals or
       other administrative proceeding with
       respect to any Return of Niagara Paper,
       and there is no deficiency or refund
       litigation with respect to any Return of Niagara Paper. No material issues have been raised by any relevant taxing authorities on audit of the Returns of Niagara Paper. Niagara Paper has not received any notice of any Tax deficiency or assessment.

       (v)  Niagara Paper has not filed or
  had filed on its behalf a consent to the application of Section 341(f) of the Code.

       (vi)  Except as disclosed in
  Schedule 7(t), Niagara Paper is not a
  party to any contractual obligation
  requiring the indemnification or
  reimbursement of any person with respect to the payment of any Taxes. Except as disclosed in Schedule 7(t), no claim has been asserted, which has not been resolved or satisfied, for any payment under any agreement disclosed in Schedule 7(t).

       (vii)  Except as disclosed in
  Schedule 7(t), Niagara Paper is not a
  party to or a beneficiary of any
  financing, the interest on which is tax-exempt under the Code, and none of the assets of Niagara Paper is "tax-exempt use property."

       (viii)  As of the Closing Date,
  Niagara Paper is not a party to any
  agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

       (ix)  Niagara Paper is a "United
  States person" within the meaning of the Code. Niagara Paper has not been a United
  States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law. Niagara Paper does not have and did not have a branch in any foreign country.

       (x)  Niagara Paper is not a party to
  any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

       (xi)  Niagara Paper has withheld and
  paid all Taxes required to have been
  withheld and paid, including (1) amounts paid to any employee or statutory employee or any foreign person or entity; and (2) any backup withholding required under
  Section 3406 of the Code.

  (u) Accounts Receivable. Schedule 7(u) sets forth an accurate, correct and complete aging of all outstanding accounts and notes receivable of Niagara
Paper as of December 31, 1994. All outstanding accounts and notes receivable reflected on the Niagara
Financial Statements are, and on the Statement of Net
Book Value will be, due and valid claims against account debtors for goods or services delivered or rendered and subject to no defenses, offsets or counterclaims. All receivables arose in the ordinary course of business. No receivables are subject to prior assignment, claim, lien or security interest.
The books and records of Niagara Paper reflect amounts taken as a reserve against noncollection of accounts receivable, which reserve has been established in accordance with Niagara Paper's normal accounting policies consistently maintained for the fiscal years ended December 31, 1993 and December 31, 1994 and there is no reason to believe that such reserve will not be adequate for its purpose. As of the Closing
Date, Niagara Paper will not have incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise, except those granted in the ordinary course of Niagara Paper's operations and reflected on the Statement of Net Book
Value.

  (v) Inventory. All inventories reflected on the Niagara Financial Statements are, and on the Statement of Net Book Value will be, properly valued at the lower of cost or market value on a first-in, first-out basis in accordance with GAAP. Inventories of finished goods are of good and merchantable quality, whether of first line or job lot paper, contain no material amounts that are not salable in the ordinary course of business and meet the current standards and specifications of its business, except as reserved for on the Niagara Financial Statements.
Inventories of raw materials, stores and replacement parts are, to the best knowledge of Seller, (i) of good and merchantable quality and contain no material amounts that are not usable for the purposes intended in the ordinary course of Niagara Paper's operations;
(ii) in conformity with warranties customarily given to purchasers of like products; and (iii) at levels adequate for and not excessive in relation to the ordinary course of Niagara Paper's operations and in accordance with past inventory stocking practices.
Sales of inventories subsequent to December 31, 1994 have been made only in the ordinary course of business and at prices and under terms that are normal and consistent with past practice.

  (w) Motor Vehicles. Schedule 7(w) sets forth an accurate and complete list of all motor vehicles used in the business of Niagara Paper, whether owned or leased. All such vehicles are (i) properly licensed and registered in accordance with applicable law; (ii) insured as set forth on Schedule 7(p); (iii) in good operating condition and repair (reasonable wear and tear excepted) and (iv) not subject to any lien or other encumbrance, except as set forth on
Schedule 7(w).

  (x) Product Warranty. The books and records of Niagara Paper reflect amounts taken as a reserve against claims and allowances for product warranties, which reserve has been established in accordance with Niagara Paper's normal accounting policies consistently maintained for the fiscal years ended
December 31, 1993 and December 31, 1994 and there is no reason to believe that such reserve will not be adequate for its purpose. As of the Closing Date, Niagara Paper will not have incurred any unpaid liabilities to customers for such claims and allowances, except those granted in the ordinary course of business and reflected on the Statement of Net Book Value.

Disclosure of any fact in any provision of this Agreement or in any Schedule attached hereto shall constitute disclosure thereof for the purposes of any other provision or Schedule.

  8.  Buyer's Representations and Warranties.
Buyer represents and warrants to Seller as follows:

  (a) Organization. Buyer is a duly organized and validly existing corporation in good standing under the laws of the state of Wisconsin. Buyer has all requisite corporate power to own its property and carry on its business as presently conducted.

  (b)  Authority.  The execution, delivery and
performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer.

  (c)  Valid and Enforceable Agreement.  This
Agreement constitutes a valid and binding agreement of Buyer, enforceable in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and by general equitable principles.
Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of Buyer's obligations hereunder materially violates or conflicts with, results in a material breach of, or constitutes a material default under (i) to the best knowledge of Buyer, any law, rule or regulation, or (ii) subject to the obtaining of necessary consents under various agreements, any agreement or other restriction of any kind or character to which Buyer is a party, by which Buyer is bound, or to which any of the properties of Buyer is subject. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of Buyer's obligations hereunder, violates or conflicts with, results in a breach of or constitutes a default under (i) any judgment or order, decree, award or ruling to which Buyer is subject, or (ii) the Articles of Incorporation or By-Laws of Buyer.

  (d)  No Insolvency.  Buyer is not currently
insolvent, and neither the purchase of the stock of Niagara Paper, the assumption of the Guaranteed
Obligations of Seller pursuant to Section 5, nor any related transaction or event shall render Buyer insolvent or leave Buyer with assets which are unreasonably small in relation to Niagara Paper and its own business operations, nor does Buyer intend to incur debts beyond its ability to pay them as they come due.

  (e) Financial Statements. Buyer's financial statements for the year ended December 31, 1994, as filed with the Securities and Exchange Commission
(copies of which have been delivered to Seller) (i) were prepared in accordance with and accurately reflect its books and records, (ii) were prepared in accordance with generally accepted accounting principles, consistently applied, and (iii) present fairly the financial position and the results of operations of Buyer for the periods covered thereby.

  (f) Investment Intent. Buyer is purchasing the outstanding shares of Niagara Paper for its own account and not with a view to, or present intention of, sale or distribution thereof in violation of the Securities Act of 1933, as amended (the "1933 Act") and such shares will not be disposed of in contravention of the 1933 Act. Buyer acknowledges that such shares are not and have not been registered with the Securities and Exchange Commission or any securities commission or agency of any state, including the state of Minnesota, and may not be transferred or disposed of without registration under the 1933 Act and applicable state securities laws or an exemption from such registration.

  Disclosure of any fact in any provision of this Agreement or in any Schedule attached hereto shall constitute disclosure thereof for the purposes of any other provision or Schedule.

  9.  Actions Pending Closing.  From the date
hereof through the Closing Date, Seller shall take, or cause Niagara Paper to take, all actions necessary and appropriate to comply with, or to refrain from taking any action in breach of, the following provisions for the period between the execution of this Agreement and the termination hereof or the Closing Date:

  (a) Operations. Niagara Paper shall conduct its operations only in the ordinary course of business and shall not enter into any transaction or perform any act that would constitute a breach of the representations, warranties, or agreements contained herein. Niagara Paper shall use its best efforts to preserve its business and its organization intact and to keep available the services of its present employees. Attached as Schedule 9(a) is a list of capital expenditures and commitments proposed to be undertaken by Niagara Paper in its five-year plan.
Niagara Paper shall not initiate any capital expenditure or commitment other than as set forth on
Schedule 9(a) or initiate any capital expenditure and commitment as set forth on Schedule 9(a) in excess of $25,000, without Buyer's approval, which approval shall not be unreasonably withheld; provided, however, that Niagara Paper may initiate emergency capital expenditures or commitments consistent with the past practices of Niagara Paper. Niagara Paper shall promptly notify Buyer of such emergency expenditures or commitments.

  (b)  Access to Records.  Seller and Niagara
Paper shall make available to Buyer, its agents and employees, all books and records in their possession relating to the business of Niagara Paper; provided, however, that Seller has not made, and shall not be deemed to have made, any representations or warranties whatsoever with respect to any of such books or records or any other documents provided to or made available to Buyer, except as expressly set forth in this Agreement.

  (c) Access to Facilities. Buyer, its agents and employees, shall be given full access during regular business hours to the physical facilities of Niagara Paper, upon appointment with the President thereof and accompanied by such President or his or her designee(s). Seller and Niagara Paper and their respective employees shall cooperate fully with Buyer in its examinations and inspections, but not to the detriment of the ongoing business operations of Niagara Paper prior to Closing.

  (d) Release of Guarantees. Seller and Buyer shall agree on the actions to be taken with respect to the release of Seller from, and the substitution (as required) of Buyer as, the guarantor of the Niagara
Leases and other Guaranteed Obligations. Each party shall pay its own costs in connection with seeking and obtaining such releases, but if any additional or different payments or terms are imposed by any lease participants in connection therewith, the costs or the performance thereof shall be borne as agreed upon by Seller and Buyer.

  (e)  Hart-Scott-Rodino Filings.  Seller and
Buyer shall cooperate in the prompt preparation and filing of all notifications and reports which may be required with respect to the transactions contemplated by this Agreement pursuant to Section 7A of the Clayton Act. Seller and Buyer shall also cooperate in responding promptly to all inquiries from the Federal
Trade Commission or the Department of Justice resulting from the filing of such notifications and reports.

  (f) Notice of Developments. At least ten (10) business days prior to the Closing Date, Seller shall deliver to Buyer a complete update of the Schedules from the date hereof. Each party hereto shall notify the other of any development(s) which shall constitute a breach of any of the representations and warranties in Sections 7 or 8 above. The party so notified has the right to terminate this Agreement within the period of ten (10) business days from the date of receipt of such notification, if as a result of such development the financial condition, results of operations or prospects of Niagara Paper as a whole, on the one hand, or Buyer, on the other hand, have been materially and adversely affected. If within such ten (10) day period, the party notified shall not have exercised its right to terminate this Agreement, the written notice shall be deemed to have amended this Agreement and the relevant schedules attached thereto, to have qualified the representations and warranties contained in Sections 7 or 8 above and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development, including for purposes of Section
15 hereof.

  (g) Best Efforts. Buyer and Seller shall use their best efforts to consummate the transactions contemplated by this Agreement and shall not take any other action inconsistent with their respective obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby. From the date hereof through the Closing
Date, Buyer and Seller shall use their best efforts to fulfill the conditions to their obligations hereunder and to cause their representations and warranties to remain true and correct as of the Closing Date.

  (h) Allocation of Pulp. Seller and Buyer shall take all necessary action to transfer all contracts for purchase of kraft pulp currently in the name of Seller and allocated to Niagara Paper into the name of Niagara Paper or Buyer, as Buyer may direct. Until such contracts are transferred or terminated, Seller shall continue to perform such contracts and direct delivery of pulp thereunder to Niagara Paper in the same manner as currently performed, and Niagara Paper shall pay for such kraft pulp delivered to the seller thereof, or if Seller has paid therefor, promptly to Seller upon delivery.

  (i) Insurance Matters. Buyer and Seller shall review Niagara Paper's insurance coverage and negotiate a mutually satisfactory agreement regarding ongoing insurance coverages, premiums and deductibles.

  10.  Conditions Precedent to Obligations of
Buyer. The obligations of Buyer hereunder (unless expressly waived by Buyer) are subject to the fulfillment, prior to or at Closing, as the case may be, of each of the following conditions:

  (a) No Errors; Performance of Obligations. The representations and warranties of Seller herein shall be true and correct as of the Closing Date. Seller shall have performed the obligations set forth in
Section 9 and in all material respects all of the other obligations to be performed by it hereunder in the time and manner herein stated.

  (b) Officer's Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by its Secretary, and in form and substance satisfactory to Buyer, certifying that the covenants and conditions specified in this Agreement to be met by Seller have been performed or fulfilled and that the representations and warranties herein made by Seller are true and correct as of such date.

  (c)  Certified Copy of Resolutions.  Seller
shall have delivered to Buyer a certified copy of resolutions adopted by Seller's Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

  (d) Opinion of Seller's Counsel. Seller shall have delivered to Buyer the opinion of its counsel, dated as of the Closing Date, in form and substance satisfactory to Buyer and its counsel, giving the following clean legal opinions:

       (1)  valid organization of
            Seller and Niagara
            Paper;
       (2)  corporate power and authority
            of Seller to enter into the
            Agreement;
       (3)  necessary foreign
            qualification of Niagara
            Paper;
       (4)  No Breach or Default Opinion
            with respect to Niagara Paper;
       (5)  No Violation Opinion with
            respect to Seller;
       (6)  Remedies Opinion with respect
            to Seller, this Agreement and
            the Niagara Leases;
       (7)  Legal Proceedings Opinion with
            respect to Seller and Niagara
            Paper;
       (8)  other legal matters agreed
            upon between Seller and Buyer;
            and
       (9)  no violation of registration
            provisions of the 1933 Act and
            applicable state securities
            laws;

all in accordance with, and subject to the General
Qualifications and other limitations and provisions contained in, the Legal Opinion Accord of the ABA
Section of Business Law (1991).

  (e)  Injunctions.  No injunction shall have
issued restricting or prohibiting the transactions contemplated by this Agreement.

  (f) Clayton Act Matters. The waiting period required by Section 7A of the Clayton Act shall have expired or been terminated.

  (g)  Environmental Matters and Consent Order.

       (i)  The results of any inspections,
  soil test boring, soil tests, drainage
  tests, surveys, topographical analyses,
  engineering studies or other
  investigations performed or obtained by
  Buyer shall not have disclosed evidence of Hazardous Materials in, on or adjacent to any of the real properties owned or occupied by Niagara Paper, other than those disclosed in any environmental studies or other information listed on
  Schedule 10(g) attached which would
  materially and adversely affect the
  operations of Niagara Paper. Buyer shall not have received any evidence that there are existing violations of any
  Environmental Law, other than those
  described in Schedule 10(g), or that any requisite environmental license or permit or any occupance, use or building permits or other approvals from applicable governmental authorities are currently required for the continued operation of the facilities owned by Niagara Paper which have not been obtained or are not in effect. In order to enable Buyer to conduct a due diligence investigation,
  Seller and Niagara Paper shall provide
  Buyer with access to the environmental
  files, licenses, permits, permit
  applications, consultant reports, notices from local, state and federal governmental entities, environmental audit and inspection reports, insurance files, and other information necessary for Buyer to assess the environmental status of the operating facilities of Niagara Paper, as well as permit or obtain permission for Buyer to conduct soil and groundwater testing on or beneath the real properties owned or occupied by Niagara Paper.

       (ii)  Niagara Paper shall have
  received any necessary or required
  approvals from the Wisconsin Department of Natural Resources with respect to the treatment of surface/ponded water from the sludge lagoons and impacted groundwater down gradient from such site.

  (h)  Labor Negotiations.  Buyer shall have
negotiated a new collective bargaining agreement between Niagara Paper and United Papermakers
International Union, Local No. 1166 which shall become effective on the Closing Date. Buyer shall have negotiated a new collective bargaining agreement between Niagara Paper and the Office and Professional
Employees International Union, Local No. 407 which shall become effective on the Closing Date. The terms and conditions of such collective bargaining agreements shall be substantially similar to those heretofore discussed by the parties.

  (i) Financing. Buyer shall have used its best efforts to maintain an aggregate of at least $250 million available under Buyer's committed and uncommitted lines of credit until the Closing Date and such lenders shall not have cancelled or revoked such lines of credit prior to the Closing Date.

  (j)  FIRPTA Certificate.  Seller shall have
furnished Buyer with a certificate of non-foreign status signed by the appropriate party and sufficient in form and substance to relieve Buyer of all withholding obligations under Section 1445 of the Code. If Seller cannot furnish such a certificate or Buyer is not entitled to rely upon such certificate under the provisions of Section 1445 of the Code and the regulations thereunder, Seller shall take and/or permit Buyer to take any and all steps necessary to allow Buyer to satisfy the requirements of Section
1445 of the Code.

  (k) Purchase of LSPI and SRFI. On or prior to the Closing Date, Buyer shall have purchased (i) all of the issued and outstanding capital stock of Pentair
Duluth Corp., a Minnesota corporation and Minnesota
Paper Incorporated, a Minnesota corporation; and (ii) all of the assets of LSPI Fiber Co., a joint venture organized under the general partnership laws of the state of Minnesota and all of the issued and outstanding capital stock of Superior Recycled Fiber
Corporation, a Minnesota corporation.

  (l) Real Estate Consents. Seller shall deliver to Buyer any consents or approvals of any parties required pursuant to (i) the terms of any contract, agreement, option or undertaking affecting the Owned
Real Estate; and (ii) the terms of the Real Estate
Leases and estoppel certificates in form and substance reasonably acceptable to Buyer from all lessors under the Real Estate Leases.

  (m)  Title Insurance and Surveys.

       (i)  Buyer shall have obtained an
  ALTA Owners Policy of Title Insurance Form
  B Owner's Form (the "Title Policy") for
  each parcel of Owned Real Estate issued by a nationally recognized title company reasonably acceptable to Buyer (the "Title
  Company"). The Title Policy shall be in the amount of the purchase price allocated to the Owned Real Estate by Buyer, showing fee simple title to the Real Estate in Niagara Paper (or if Niagara Paper is a contract purchaser, the seller designated under the applicable sales contract), subject only to current real estate taxes not yet due and payable as of the Closing
  Date, liens and encumbrances reflected on
  Schedule 10(m) hereto, and such other
  covenants, conditions, easements and
  exceptions to title as Buyer may approve in writing (collectively, the "Permitted
  Exceptions"). With reasonable promptness, after the date of this Agreement, Buyer shall order commitments (the
  "Commitments") for the Title Policy.
  Copies of the Commitments shall be
  promptly delivered to Seller.  The
  Commitments and the Title Policy to be
  issued by the Title Company shall have all Standard and General Exceptions deleted so as to afford full "extended form coverage" and shall contain an Alta Zoning
  Endorsement 3.1, contiguity, non-imputation, and such other endorsements as may be reasonably requested by Buyer. At
  Closing, Seller shall deliver to Buyer a seller's affidavit or similar instruments as the Title Company may require. Buyer shall be responsible for the cost of all title insurance charges, premiums and endorsements, title abstracts and attorneys' opinions, including all search, continuation and later-date fees.

       (ii)  Buyer shall have obtained an
  as-built plat of survey of each parcel of the Owned Real Estate (the "Surveys") prepared by a registered land surveyor or engineer, licensed in the respective states in which the Owned Real Estate is located, dated on or after the date hereof, certified to Buyer, the Title
  Company and such other entities as Buyer may designate, and conforming to current
  ALTA Minimum Detail Requirements for Land
  Title Surveys, sufficient to cause the
  Title Company to delete the standard
  printed survey exception and to issue the Title Policy free from any survey objections or exceptions whatsoever.
  Buyer shall pay the entire cost of
  obtaining the Surveys. Any Survey may be a recertification of a prior survey, provided that it meets the above-described criteria. Each Survey shall show all conditions as then existing, including the location of all pipes, wires and conduits serving the Owned Real Estate and their connections to public ways, parking areas denominated as such, loading docks and other improvements, the access to and from the improvements on the Owned Real Estate, and a flood plain certification indicating no flood zone classification or area which would materially interfere with the normal operation of Niagara Paper. With reasonable promptness after the date of this Agreement, Buyer shall order the Surveys. Copies of the Surveys shall be promptly delivered to Seller.

       (iii)  If (i) any Commitment
  discloses a title exception, other than a Permitted Exception, that represents a defect affecting the marketability of the Owned Real Estate (an "Unpermitted
  Exception") or (ii) any Survey discloses that improvements located on the surveyed land encroach onto adjoining land or onto any easements, building lines or set-back requirements, or encroachments by improvements from adjoining land onto the surveyed land or onto any easements for the benefit of the surveyed land, or overlap or reflects that any utility service to the improvements or access thereto does not lie wholly within the Owned Real Estate or an unencumbered easement for the benefit of the Owned Real
  Estate or reflects any other matter, any of which materially and adversely affects the use or improvements of such parcel of Owned Real Estate, or any other matter which renders title to any Owned Real
  Estate unmarketable (a "Survey Defect"), then, in any such event, Seller shall have thirty (30) days from the date of delivery thereof to have the Unpermitted Exception removed from such Commitment or the Survey
  Defect corrected or insured over by an
  appropriate title insurance endorsement, all at Seller's cost and in a manner reasonably satisfactory to Buyer, and in any such event the Closing shall be extended, if necessary, to the date which is five (5) business days after the expiration of such 30-day period. If
  Seller fails to have any Unpermitted
  Exception removed or any Survey Defect
  corrected or otherwise insured over to the reasonable satisfaction of Buyer within the time specified therefor, Buyer, at its sole option, upon not less than three (3) days' prior written notice to Seller, may terminate this Agreement and all of Buyer's obligations hereunder.

  (n)  Niagara Lease.  Seller shall have been
released from its Guaranteed Obligations under the Niagara Lease dated September 7, 1990.

  (o)  Other Matters.  All corporate and other
proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be delivered to Buyer and be reasonably satisfactory in form and substance to Buyer and its counsel.

  11.  Conditions Precedent to Obligations of
Seller. The obligations of Seller hereunder (unless expressly waived by Seller) are subject to fulfillment by Buyer, prior to or at Closing, as the case may be, of each of the following conditions:

  (a) No Errors; Performance of Obligations. The representations and warranties of Buyer herein shall be true and correct as of the Closing Date. Buyer shall have performed in all material respects all of the obligations to be performed by it hereunder in the time and manner herein stated.

  (b) Officer's Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed by an officer of Buyer, and in form and substance satisfactory to Seller, certifying that the covenants and conditions specified in this Agreement to be met by Buyer have been performed or fulfilled and that the representations and warranties herein made by Buyer are true and correct as of such date.

  (c) Certified Copy of Resolutions. Buyer shall have delivered to Seller a certified copy of resolutions adopted by the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

  (d)  Opinion of Buyer's Counsel. Buyer shall
have delivered to Seller the opinion of its counsel, dated as of the Closing Date, in form and substance satisfactory to Seller and its counsel, giving the following clean legal opinions:

       (1)  valid organization of Buyer;
       (2)  corporate power and authority
            of Buyer to enter into the
            Agreement;
       (3)  No Breach or Default
            Opinion;
       (4)  No Violation Opinion;
       (5)  Legal Proceedings Opinion;
       (6)  Remedies Opinion with respect
            to this Agreement; and
       (7)  other legal matters agreed
            upon between Seller and Buyer;

all in accordance with, and subject to the General
Qualifications and other limitations and provisions contained in, the Legal Opinion Accord of the ABA
Section of Business Law (1991).

  (e)  Injunctions.  No injunctions shall have
issued restricting or prohibiting the transactions contemplated by this Agreement.

  (f) Clayton Act Matters. The waiting period required by Section 7A of the Clayton Act shall have expired or been terminated.

  (g) Financing. Buyer shall have used its best efforts to maintain an aggregate of at least $250 million available under Buyer's committed and uncommitted lines of credit until the Closing Date and such lenders shall not have cancelled or revoked such lines of credit prior to the Closing Date.

  (h) Sale of LSPI and SRFI. On or prior to the Closing Date, Buyer shall have purchased (i) all of the issued and outstanding capital stock of Pentair
Duluth Corp., a Minnesota corporation and Minnesota
Paper Incorporated, a Minnesota corporation; and (ii) all of the assets of LSPI Fiber Co., a joint venture organized under the general partnership laws of the state of Minnesota and all of the issued and outstanding capital stock of Superior Recycled Fiber
Corporation, a Minnesota corporation.

  (i)  Niagara Lease.  Seller shall have been
released from its Guaranteed Obligations under the Niagara Lease dated September 7, 1990.

  (j)  Approvals.  Niagara Paper shall have
received any necessary or required approvals from the Wisconsin Department of Natural Resources with respect to the treatment of surface/ponded water from the sludge lagoons and impacted groundwater down gradient from such site; provided, however, that such approvals shall not require any material expenditures by Niagara
Paper which are not acceptable to Seller.

  (k)  Other Matters.  All corporate and other
proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be delivered to Seller and be reasonably satisfactory in form and substance to Seller and its counsel.

  12.  Broker.  Seller represents and warrants
that CS First Boston was retained by Seller to represent it in this transaction. Buyer represents and warrants that Dillon, Read & Co. Inc. has been retained by Buyer to represent it. Seller shall be responsible for payment of all fees and expenses of CS
First Boston and Buyer shall be responsible for payment of all fees and expenses of Dillon, Read & Co.
Inc. Should any claims for commissions be made by any other person claiming an interest in this Agreement, or in the underlying transactions, by reason of any agreement, understanding or other arrangement with Buyer or with Seller, or their respective agents, servants, employees, or other representatives, then the party through, or on account of, whom such claims are made shall indemnify and hold harmless the other party from any and all liabilities and expenses in connection therewith in accordance with the provisions of Section 15 below. The foregoing provisions of this
Section 12 shall survive not only the Closing hereunder, but also any termination or cancellation of this Agreement.

  13.  Employees and Employee Benefits.  (a)
Seller and Niagara Paper agree to use all reasonable efforts to keep the present employees of Niagara Paper during the period between the execution hereof and the Closing Date. Niagara Paper has bargained with the United Papermakers International Union, Local No. 1166 for an extension to June 30, 1995 of the currently effective Collective Bargaining Agreement between them, which expired January 31, 1994. Buyer and Niagara Paper shall indemnify and hold Seller harmless against any severance or termination pay obligations based upon prior policies of Seller or Niagara Paper or arising from the transactions contemplated hereby.
Following the Closing, Niagara Paper shall continue to provide the post-retirement medical benefits currently provided by Niagara Paper to former Niagara Paper employees who retired prior to the Closing Date, subject to the terms and conditions of such Employee
Benefits. Except as set forth in the preceding sentence, Seller shall indemnify and hold Buyer and Niagara Paper harmless against any and all liabilities and obligations with respect to the current retirees of Niagara Paper. Except as expressly agreed between the parties, neither Niagara Paper nor Buyer shall assume or be responsible for any Employee Benefits or any liabilities related thereto.

  (b) Seller has announced to selected employees of Niagara Paper transition incentives heretofore disclosed to Buyer, to encourage their continued employment and achievement of performance targets for Niagara Paper prior to Closing. The costs and administration of all such transition incentives shall be the sole responsibility of Niagara Paper which shall pay such transition incentives promptly after Closing, in accordance with the terms thereof.

  14.  Confidential Information.  (a) Buyer
acknowledges that pursuant to its right to inspect
Seller's records and facilities under Section 9, Buyer shall become privy to Confidential Information. Buyer agrees that in the event the transaction contemplated by this Agreement is not completed, all Confidential
Information disclosed to Buyer shall remain confidential, shall not be used for the benefit of Buyer or any of Buyer's affiliates or disclosed to any person or entity, and all recorded evidence thereof shall be delivered to Seller together with an officer's certificate to the effect that no copies thereof or any extracts, derivatives or compilations thereof remain in possession of Buyer, its employees, affiliates, agents, counsel or auditors. The confidentiality and nonuse provisions hereof shall survive any termination of this Agreement until August
26, 1997. Buyer acknowledges that it has entered into a confidentiality letter dated August 26, 1994 between itself and CS First Boston on behalf of Seller and agrees that such confidentiality letter shall continue in full force and effect for the duration of its term in addition to the provisions of this Section 14.

  (b) Seller agrees that in the event the
transaction contemplated by this Agreement is completed, all confidential and proprietary information related to Niagara Paper shall remain confidential, shall not be used for the benefit of Seller or any of Seller's affiliates or disclosed to any person or entity. The confidentiality and nonuse obligations of Seller hereunder shall be on the same terms and conditions as the confidentiality letter set forth in Section 14(a) and shall survive any termination of this Agreement until August 26, 1997.

  15. Indemnification. (a) Without limiting any remedy Buyer may have hereunder, Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against and in respect of any and all liabilities, losses, damages, claims, costs and expenses, including reasonable attorneys fees, suffered or incurred by Buyer or Niagara Paper when so suffered or incurred, by reason of or relating to:

       (i)  any representation or warranty
  of Seller contained in this Agreement
  being breached or untrue;

       (ii)  any covenant or agreement of
  Seller contained in this Agreement being breached or not fulfilled in any material respect, and not waived;

       (iii)  any economic harm incurred or
  payment required to be made by Niagara
  Paper under the Niagara Leases, due to
  Niagara Paper's obligations to the
  respective Owner Participants therein
  arising out of tax indemnity agreements
  incident to the Niagara Leases;

       (iv)  the assertion against Buyer of
  any other liability of Seller not assumed by Buyer hereunder; or

       (v)  the assertion against Buyer or
  Niagara Paper of any liability of Niagara
  Paper assumed by Seller;

provided, however, that any claim arising out of any breach of warranty or otherwise relating to (x) environmental conditions, permits or liabilities or obligations with respect to Hazardous Materials shall be dealt with solely in accordance with Section 18 hereof and (y) taxes shall be dealt with solely in accordance with Section 23 hereof.

  (b) Without limiting any remedy Seller may have hereunder, Buyer hereby agrees to indemnify, defend, and hold Seller harmless from and against and in respect of any and all liabilities, losses, damages, claims, costs and expenses, including reasonable attorneys fees, by reason of or relating to:

       (i)  any representation or warranty
  by Buyer contained in this Agreement being breached or untrue;

       (ii)  any covenant or agreement of
  Buyer contained in this Agreement being
  breached or not fulfilled in a material
  respect, and not waived;

       (iii)  any economic benefit (net of
  taxes) realized or payment received by
  Niagara Paper under the Niagara Leases
  following the Closing Date, arising out of any payment made or accommodation extended by Seller or Niagara Paper prior to the Closing Date, with respect to any liability of Niagara Paper to the respective Owner Participant(s) in the
  Niagara Leases under the Transaction
  Documents which are a part thereof
  (including without limitation the tax
  indemnity agreements); or

       (iv)  the failure of Buyer to pay,
  discharge, or perform any guaranty,
  obligation or liability assumed by Buyer hereunder (including without limitation the Guaranteed Obligations).

  (c)  Notice of any claim of indemnification
under this Agreement (other than for claims pursuant to Sections 16, 18 and 23) shall be effective only if such notice shall have been given in writing to the Indemnitor (as hereinafter defined) on or prior to December 31, 1997. Notice of claims by Seller against
Buyer regarding Guaranteed Obligations shall be effective only if given in writing on or prior to the date six months following the date on which the liability of Seller is discharged with respect to the last outstanding Guaranteed Obligation.

  (d) The first $1,500,000 in the aggregate of claims made by either party (except claims against Seller under Sections 19 or 23 or pursuant to subparagraphs 15(a)(iii), (iv) and (v) above, claims against Buyer under Section 19 or under subparagraph
15(b) (iii) and (iv) above or claims against either
Buyer or Seller under Sections 12, 13, 14 or 16 hereof) pursuant to this Section shall be borne by that party and shall not be indemnifiable. The minimum amount of each such claim shall be not less than $50,000 in the aggregate.

  (e) In the event that indemnification is sought with respect to any obligation of Buyer and Seller under this Agreement, the party seeking indemnification (the "Indemnitee") shall give the party from whom indemnification is sought (the
"Indemnitor") notice of any claim of the commencement of any action or proceeding promptly after the Indemnitee receives notice thereof, and shall permit the Indemnitor to assume the defense of any such claim or litigation resulting from such claim.

  If the Indemnitor assumes the defense of any such claim or litigation resulting therefrom, the obligations of Indemnitor as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Indemnitee harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnitor or any judgment in connection with such claim or litigation resulting therefrom.

  The Indemnitee may participate, at its expense, in the defense of any such claim or litigation, provided that the Indemnitor shall direct and control the defense of such claim or litigation.

  Except with the written consent of the
Indemnitee, the Indemnitor shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release from all liability with respect to the claim or litigation.

  If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it may deem appropriate and, unless the Indemnitor shall deposit with the Indemnitee a sum equivalent to the total amount demanded in such claim or litigation, or shall deliver to Indemnitee a surety bond for such amount in form and substance reasonably satisfactory to Indemnitee, Indemnitee may settle such claim or litigation on such terms as it may reasonably deem appropriate, and the Indemnitor shall promptly reimburse Indemnitee for the amount of all costs and expenses, legal or otherwise, reasonably incurred by the Indemnitee in connection with the defense against or settlement of such claims or litigation. If no settlement of such claim or litigation is made, the Indemnitor shall promptly reimburse the Indemnitee for the amount of any final judgment rendered with respect to such claim or in such litigation and for all reasonable costs and expenses, legal or otherwise, incurred by the Indemnitee in the defense against such claim or litigation, but only to the extent that such amounts are actually paid.

  16. Guaranteed Obligations. (a) In the event that Seller's release from the Guaranteed Obligations is not obtained, Seller and Buyer agree that they will continue to use their best efforts to obtain the complete release of Seller from the Guaranteed
Obligations. Except as set forth in Section 16(b), Buyer shall indemnify Seller against any and all demands, payments, expenses and costs incurred by Seller in connection with such Guaranteed Obligations in accordance with Section 15 hereof for so long as Seller has any potential liability under any such Guaranteed Obligation. Buyer agrees that it will cause Niagara Paper to comply with all of its obligations and covenants under the Guaranteed
Obligations.

  (b) Following the Closing Date, Buyer agrees that it shall not pledge, sell, transfer, assign or otherwise dispose of all or any part of the Capital
Stock of Niagara Paper or all or substantially all of the assets of Niagara Paper without the written consent of Seller, which consent may be granted or withheld in its sole discretion. At any time, Buyer may merge with to into, or consolidate with, any other corporation or sell Niagara Paper or the assets thereof, provided that:

       (i)  Buyer remains absolutely and
  unconditionally obligated under this Agreement including specifically, but without limitation,
  Section 15 and 16 hereof; and

       (ii)  prior to such transaction there
  shall have been delivered to Seller an opinion of Buyer's counsel reasonably satisfactory to Seller stating in effect that Buyer's obligations under Section 15 and 16 of this Agreement are legal, valid and binding obligations of Buyer enforceable in accordance with their terms against Buyer, subject to customary qualifications as to enforceability.

    (c) Until Seller is released from all of its Guaranteed Obligations, Seller agrees to comply with any and all of its non-monetary obligations and covenants under the Niagara Leases. In the event of any breach by Seller of such obligations and covenants, Seller shall indemnify Buyer against any and all demands, payments, expenses and costs incurred by Buyer or Niagara Paper in excess of those which would have been incurred by Niagara Paper in the course of performance of the Guaranteed Obligations but for any breach of Seller, in connection with the foregoing sentence in accordance with Section 15 hereof for so long as Seller has any obligation under any such Guaranteed Obligation. Buyer and Seller agree that the provisions of this Section 16 shall continue in full force and effect until the complete discharge of Seller under such Guaranteed Obligations.

  17. Expenses. Seller and Buyer shall each be responsible for all of their own expenses incurred in connection with the transactions contemplated hereby.
Seller shall be responsible for the accounting and auditing fees and expenses related to the preparation of the Statement of Net Book Value. Seller shall cooperate and cause its accountants to cooperate and assist Buyer and its accountants (including consenting to the use of the Niagara Financial Statements) with respect to any filings by Buyer with the Securities and Exchange Commission in connection with the transactions contemplated hereby. Seller shall be responsible for any and all fees and expenses of Seller's accountants with respect to the foregoing.
Buyer will pay the incremental costs and expenses of auditing Niagara Paper's financial statements or other information required by Buyer other than the Statement of Net Book Value as of the Closing Date. Buyer will pay the cost of the Commitments, Title Policies and Surveys set forth in Section 10(m).

  18.  Environmental Matters.

  (a) Warranty. Seller warrants that, other than as disclosed to Buyer pursuant to Schedule 10(g) attached:

       (i)  Compliance with Environmental Laws.
  The business and operations of Niagara Paper comply in all material respects with all applicable Environmental Laws, except to the extent that such noncompliance could not be reasonably expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of Niagara Paper.

       (ii)  Notice/Receipt of Notice.  Niagara
  Paper has not given, or is required to give, nor has it received, any written notice, letter, citation, or order, or any written warning, complaint, inquiry, claim or demand (or if verbal, to the extent the warning, complaint, inquiry, claim or demand is recorded in a written log) that: (i) Niagara Paper has violated, or is about to violate, any Environmental Law; (ii) there has been a release, or there is a threat of release, of a non-de minimis quantity of Hazardous Material from Niagara Paper's property, facilities, equipment or vehicles or previously owned or leased properties; (iii) Niagara Paper may be or is liable, in whole or in part, for material costs of cleaning up, remediating, restoring or responding to a release of Hazardous Material;
  (iv) any of Niagara Paper's property or assets or previously owned or leased properties or assets are subject to a lien in favor of any governmental entity for any liability, costs or damages, under any federal, state or local environmental law, rule or regulation arising from, or costs incurred by such governmental entity in response to, a release of Hazardous
  Material; (v) Niagara Paper may be or is liable in whole or in part, for natural resource damages; provided, that for purposes of liability for natural resource damages such notice, letter, citation, order, inquiry, claim or demand was made by a governmental agency.

       (iii)  Property on Environmental Cleanup
  Lists. No property now or previously owned or leased by Niagara Paper is listed (with respect to Owned Real Estate proposed for listing) on the National Priorities List pursuant to Comprehensive Environmental Response,
  Compensation and Liability Act of 1980, as amended (42 U.S.C. section 9601 et seq.) ("CERCLA"), on the CERCLIS or on any similar state list of sites requiring investigation or clean-up.

       (iv)  Reports of Hazardous Waste Sites.
  Niagara Paper fully complied in a timely manner with the provisions of 42 U.S.C. section 9603 including conducting any required investigation of employees, former employees and available records and filed any required notices and reports required under that section and any notices filed pursuant to 42 U.S.C. section 9603 are attached to Schedule 10(g).

       (v)  Past Disposal -- On site.  Neither
  Niagara Paper, nor to the best knowledge of Seller any previous owner or other person, has ever caused or permitted any material release or disposal of any Hazardous Material on, under or at any of the facilities or properties of Niagara Paper or any part thereof, and none of such facilities or properties, nor any part thereof have ever been used (whether by Niagara
  Paper, or to Seller's best knowledge by any other person) as a permanent storage facility or disposal site for any Hazardous Material.

       (vi)  Underground Storage Tanks.  There
  are no underground storage tanks, including any associated piping, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by Niagara Paper that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, or properties of Niagara Paper.

       (vii)  Off-Site Disposal.  Niagara Paper
  has not directly transported or directly arranged for the transportation of any Hazardous
  Material to any location which is listed, proposed for listing or which if known to the state or federal government would warrant listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is or reasonably could be the subject of federal, state or local enforcement actions or other investigations which may reasonably be expected to lead to material claims for any remedial work, damage to natural resources or personal injury, including claims under CERCLA.

       (viii)  PCBs/Asbestos.  There are no PCB's
  or friable asbestos present at any property now or previously owned or leased by Niagara Paper that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business or properties of Niagara Paper.

       (ix)  Pollution Control Equipment.  All
  material pollution control equipment, including any monitoring devices or related equipment, is in proper operating condition, has been properly maintained, and, in the case of major ("end-of-pipe") wastewater treatment and air pollution control facilities, has been designed to maintain compliance with applicable
  Environmental Laws based upon production rates and operating policies of Niagara Paper in effect since January 1, 1995. All material actions necessary to maintain in force any original, as delivered, manufacturer warranties have been taken with respect to all major components of wastewater and air pollution control facilities.

       (x)  Other Environmental Conditions Off-Site.
  To Seller's best knowledge there are no
  sites or locations not currently owned or leased by Niagara Paper where Hazardous Materials were disposed of which with the passage of time, or the giving of notice or both could reasonably be expected to give rise to any material liability under any Environmental Law.

  (b)  Indemnity.  Subject to the provisions of
Section 18(c) below and the limitations on indemnification set forth in Section 15(b) above, Seller shall indemnify and hold Buyer and Niagara
Paper harmless from and against any and all losses, liabilities, damages, injuries, penalties, fines, costs, expenses and claims of any and every kind whatsoever (including reasonable attorneys' and consultants' fees and expenses), paid, incurred or suffered by Buyer as a result of any breach of warranties set forth in Section 18(a). With respect to any liability for disposal or arranging for disposal of Hazardous Materials at sites or locations not currently owned or leased by Niagara Paper, this indemnity shall apply notwithstanding the fact that Buyer may have received or obtained information before the Closing Date, other than that information disclosed on Schedule 10(g) indicating or otherwise showing that a claim exists or may exist under this indemnity, including, but not limited to, any information relating to a breach of the warranties set forth in Section 18(a) above.

  (c)  Special Provisions.  The following
provisions shall apply in the event of any breach of any warranty under this Section 18.

       (i)  Notice.  Buyer shall promptly, and in
  no event later than 90 days from the date Buyer has knowledge, notify Seller in writing of any claim, demand or action, situation or event covered by the warranty and indemnification provisions of Section 18. With respect to any work or activities undertaken by Buyer which is subject to this indemnity, Buyer shall provide
  Seller in a timely manner, written documentation prepared in the normal course of business describing the work or activities.

       (ii)  Disclosure of On-Site Environmental
  Matters. Buyer agrees that environmental matters associated with the Real Estate and which are contained in the environmental reports and documents listed on Schedule 10(g), as well as any information obtained by Buyer during its due diligence activities conducted on the Real
  Estate between the signing of this Agreement and the Closing Date, shall be considered disclosed to Buyer.

       (iii)  Election of Control Off-Site Work.
  At Seller's option, to the extent Seller is obligated to indemnify Buyer under this Section for the costs of investigating, remediating, restoring, cleaning-up any site where Hazardous
  Materials were disposed and the site is located on property not currently owned, leased or otherwise used by Niagara Paper (nor reasonably anticipated to be used by Niagara Paper), Seller may elect to take control of the investigation, remediation, restoration and/or clean-up
  ("Environmental Cleanup"). If it elects to do so, Seller shall so notify Buyer and Seller thereafter shall be solely responsible (as between the parties hereto) for managing and paying for such Environmental Cleanup (to the extent it is obligated to indemnify Buyer) including any fines, penalties or third-party actions associated with the Environmental
  Cleanup.

       (iv)  Buyer's Control of Work.  Other than
  in connection with off-site Environmental
  Cleanups, Buyer and/or Niagara Paper shall manage and conduct any Environmental Cleanup work and shall manage and control the repair and replacement of any pollution control equipment.
  All such work shall be done in a commercially reasonable, cost-effective manner using good faith business judgment and without regard to the availability of indemnification hereunder.

       (v)  Pollution Control Equipment.  In
  situations where the installation of pollution control equipment is required in order to obtain compliance with the Environmental Laws, Seller's liability under this Section shall include both capital and reasonable operation and maintenance costs (calculated on a reasonable present value basis).

       (vi)  Interference with Operations.  In
  situations where the Environmental Cleanup or the installation, repair or replacement of the pollution control equipment will materially interfere with the conduct of the operations of Niagara Paper, Seller shall be responsible for the reasonable costs, expenses or losses associated with or attributable to any material business interruption losses, provided that
  Buyer shall do the work or activities in a manner that is least disruptive of Niagara
  Paper's ongoing operations.

       (vii)  Sludge Lagoons.  Seller shall not
  indemnify Buyer in any amount with respect to the closure of the sludge lagoons currently in use located in Dickinson County, Michigan and the remediation of any associated soil and groundwater contamination in accordance with the consent order between Niagara Paper and the Michigan Department of Natural Resources.

  (d)  Exclusive Remedy.  This Section provides to
Buyer, Niagara Paper and anyone claiming under or through them the exclusive remedy against Seller with respect to any matter covered by this Section 18, and such exclusive remedy shall lapse and be of no further force or effect on and after the fifth anniversary of the Closing Date.

  (e) Inspection of Books and Records. In the event of any claim for indemnification made by Buyer under this Section 18, Seller shall be entitled to access, at times reasonably convenient to Buyer and Niagara Paper, to such books, records and data related to such claim for indemnification hereunder, as Seller deems necessary to verify the amount of such claim.

  19. Termination of Agreement. This Agreement may be terminated upon ten (10) business days prior written notice at any time prior to Closing without liability of either party to the other:

       (a)  by mutual consent of Seller and
  Buyer;

       (b)  by Buyer, if notice of a
  material adverse development with respect to the financial condition, results of operations or prospects of Niagara Paper has been given, in accordance with Section
  9(f) hereof;

       (c)  by Buyer, if Closing has not
  occurred on or before September 30, 1995 as a result of the nonfulfillment of any of the conditions to Buyer's obligation to perform contained in Section 10 of this Agreement;

       (d)  by Seller, if notice of a
  material adverse development with respect to the financial condition, results of operations or prospects of Buyer has been given, in accordance with Section 9(f) hereof;

       (e)  by Seller, if Closing has not
  occurred on or before September 30, 1995 as a result of the nonfulfillment of any of the conditions to Seller's obligation to perform contained in Section 11 of this Agreement; and

       (f)  by any party, if Closing has
  not occurred by September 30, 1995.

Termination of this Agreement shall not affect in any way the continuing obligations of the parties hereto pursuant to Section 12 relating to brokers and Section
14 hereof relating to the treatment of confidential information.

  20.  Announcements.  Buyer and Seller shall
cooperate in the preparation of any announcements regarding the transactions contemplated by this Agreement. Except as required by law, neither party shall issue any announcement regarding the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld. The covenants set forth in this Section shall be enforceable in law or at equity by either party.

  21.  Records.  After the Closing Date, Buyer
shall retain the books, records or other data of Niagara Paper existing at the Closing Date for a period of ten (10) years. During the retention period specified above, Seller shall be entitled to access, at times reasonably convenient to Buyer, to such books, records and data in connection with the preparation or handling of Seller's tax returns, financial reports, tax audits, W-2 forms, litigation matters or any other reasonable need of Seller. If
Niagara Paper or Buyer wish to dispose of such material (whether during or following the 10-year period), it shall give Seller prior notice and the opportunity to remove such material at the expense of Seller.

  22.   Assistance after Closing.  Buyer shall
furnish, at no cost to Seller, such assistance to Seller in the preparation of its fiscal 1994 year-end financial and tax reports and interim 1995 financial reports as Seller may reasonably request. All such assistance shall be on a confidential basis and Seller agrees to comply with the confidentiality and limitation on use provisions of Section 14 hereof with respect to such confidential information.

  (a)  Retained Liabilities.  Buyer shall also
provide Seller with reasonable assistance, including without limitation furnishing of documents and making available to Seller potential witnesses within its or Niagara Paper's control and the assistance of its or Niagara Paper's engineers or experts, in the defense of any claim, lawsuit or tax examination arising out of the operations of Niagara Paper prior to the Closing Date for which Seller retains liability under this Agreement. Seller shall reimburse Buyer or Niagara Paper for its out of pocket expenses incurred in providing such assistance.

  (b) Allocation of Pulp. Seller and Buyer shall take all necessary action to transfer all contracts for purchase of kraft pulp currently in the name of Seller and allocated to Niagara Paper into the name of Niagara Paper or Buyer, as Buyer may direct. Until such contracts are transferred or terminated, Seller shall continue to perform such contracts and direct delivery of pulp thereunder to Niagara Paper in the same manner as currently performed, and Niagara Paper shall pay for such kraft pulp delivered to the seller thereof, or if Seller has paid therefor, promptly to Seller upon delivery.

  23.  Tax Matters; Payment of Taxes.  (a)  Tax
Returns. Seller shall prepare or cause to be prepared and shall timely file all Returns (including any amendments thereto) relating to any Taxes of Niagara
Paper with respect to any tax period ending on or before the Closing. Seller shall pay or cause to be paid all Taxes of Niagara Paper with respect to any period ending on or before the Closing as determined in accordance with Sections 23(b) and 23(c) hereof.

  (b)  Apportionment of Income.  Seller will
include the income of Niagara Paper (including any deferred income and any excess loss accounts pursuant to relevant rules and regulations of the Internal
Revenue Service) on Seller's federal and state income tax Returns for all periods through the Closing Date and shall pay any federal and state income taxes attributable to such income. Niagara Paper will furnish all tax information requested by Seller to it for inclusion in Seller's income tax Returns for the period which includes the Closing Date in accordance with Seller's past custom and practice. The income of Niagara Paper will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of Niagara Paper as of the end of the Closing Date.

  (c) Allocation of Taxes. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a period that begins before the Closing Date and ends after the Closing Date, Seller shall reimburse Buyer for the portion of such Taxes payable for the period ending on the Closing Date to the extent such Taxes are not reflected on the Statement of Net Book Value as of the Closing Date. For this purpose, the portion of such Tax payable for the period ending on the Closing Date shall in the case of any Taxes other than Taxes based upon or related to income or sales or use taxes, be deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date, and the denominator of which is the number of days in the entire period. The preceding sentence shall be applied with respect to Taxes relating to capital (including net worth or long-term debt) or intangibles by reference to the level of such items on the Closing Date to the extent such Taxes are not reflected on the Statement of Net Book Value as of the Closing Date.

  (d) Indemnity. Notwithstanding anything to the contrary in this Agreement whether expressed or implied, Seller shall indemnify and hold harmless
Buyer, and Niagara Paper against:

       (1)  all Taxes imposed on Niagara
  Paper with respect to any period ending on or before the Closing;

       (2)  all Taxes imposed on Buyer or
  on Niagara Paper with respect to any
  period which begins before the Closing
  Date and ends after the Closing Date to
  the extent allocated to the portion of
  such period ending on the Closing Date,
  determined in accordance with Section 23 hereof;

       (3)  all Taxes imposed on Buyer or
  on Niagara Paper with respect to income
  earned by Niagara Paper for the period
  beginning January 1, 1995 and ending on
  the Closing Date, determined in accordance with Section 23(b) hereof;

       (4)  all Taxes imposed on Seller or
  Niagara Paper as a result of the Section
  338(h)(10) Election contemplated by Section 24 hereof;

       (5)  all Taxes imposed on any member
  of an affiliated, consolidated, combined or unitary group which includes or has included Niagara Paper with respect to any taxable period that ends on or prior to the Closing;

       (6)  all liability resulting from or
  attributable to a breach of the
  representations, warranties and covenants contained in Section 7(t) and this Section
  23; and

       (7)  any claim under Treas. Reg.
  section 1.1502-6 by the Internal Revenue Service against Niagara Paper as a member of Seller's consolidated group prior to the Closing Date with respect to any federal income tax liability of Seller for any period ending on or prior to December 31, 1995.

  (e) Control of Contest. Seller shall have the right, at its own expense, to control any audit or determination by any taxing authority, initiate any claim for refund or amended Return and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes for any taxable period for which Seller (or any of its affiliates) is charged with responsibility for filing a Return under this Agreement. Each party will allow the other and its counsel (at its or their own expense) to be represented during any audits of income tax Returns to the extent that disputed items therein relate to Niagara Paper. Buyer shall, or shall cause its affiliates to, undertake or authorize actions in their capacity as tax matters partner of Niagara Paper as requested by Seller with respect to this Section 23(e).

  (f) General. Each of Buyer and Seller shall provide the other, and Buyer shall following the Closing cause Niagara Paper to provide to Seller, with the right, at reasonable times and upon reasonable notice, to have access to personnel, and to copy and use, any records or information that may be relevant in connection with the preparation of any Returns, any audit or other examination by any taxing authority or any litigation relating to liability for Taxes.
Information required in the filing of any Return shall be provided to the other party not less than thirty
(30) days before such Return is due. Seller will allow Buyer an opportunity to review and comment upon any Returns under Subsection 23(a) (including any amended returns) to the extent that they relate to Niagara Paper. Seller will take no position on such Returns that relate to Niagara Paper that would adversely affect Niagara Paper after the Closing.
Seller and Buyer shall retain all records relating to Taxes for as long as the statute of limitations with respect thereto shall remain open.

  (g) Sales and Transfer Taxes. All sales and transfer Taxes (including all stock transfer taxes, if any) incurred in connection with the transactions contemplated hereby will be borne by the statutorily responsible party. If required by applicable law, Buyer or Seller, as the case may be, will join in the preparation and execution of any Returns or other documentation related to the payment of any sales or transfer Taxes.

  (h) Tax Effective Time. For purposes of Taxes, the Closing shall be deemed to have occurred, and shall be effective, as of the close of business on the Closing.

  (i)  Survival.  All of the representations,
warranties, covenants and indemnities contained in this Agreement which relate to Taxes shall survive the Closing (even if the Indemnified Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of the Closing) and continue in full force and effect until the expiration of the applicable statute of limitations (including any extensions thereof).

  24. Section 338(h)(10) Election. Seller agrees to jointly file with Buyer the election (the
"Election") provided for by Section 338(h)(10) of the Code and the corresponding election under applicable state or local tax law with respect to the sale and purchase of capital stock of Niagara Paper. In connection with the Election:

       (a)  Buyer and Seller shall each provide
  to the other all necessary information,
  including information as to tax basis, to permit the Election to be made and its consequences to be accurately reflected for all relevant accounting and tax reporting purposes, and to take all other actions necessary to enable Buyer and Seller to make the Election.

       (b)  Buyer shall retain at Buyer's
  cost an appraiser to prepare a report (a
  "Report") appraising the value of the
  assets of Niagara Paper to determine the proper allocations (the "Allocations") of the "adjusted grossed-up basis" (within the meaning of Treasury Regulation section 1.338(b)-1) and the modified adjusted deemed selling price ("MADSP") (within the meaning of Treasury Regulation section 1.338(h)(10)-1) among the assets of Niagara Paper in accordance with Section
  338(b)(5) and (h)(10) of the Code and
  Treasury Regulations thereunder. Seller and Niagara Paper and their respective employees shall cooperate fully with Buyer and its appraiser in connection with the appraisal.

       The Report shall be finalized no later
  than 120 days after the Closing Date.  At least
  30 days before such Report is finalized, Buyer shall provide Seller a copy of the appraiser's preliminary report or indication of the Allocations. After receipt of such preliminary report or indication, Seller shall give to Buyer in writing any objections or questions which Seller may have to such preliminary report or indication, and the parties shall thereafter use their best efforts to resolve such objections or questions so that the Report is finalized no later than 120 days after the Closing Date and the Election is timely made.

       (c)  Buyer and Seller shall jointly
  prepare a Form 8023-A, together with all required attachments, and the corresponding forms required or appropriate under state tax laws (collectively, an "Election Form") in a manner consistent with the Allocations.

       (d)  As promptly as practicable after the
  Closing Date, Buyer and Seller shall take all action and file all documents to effect and preserve a timely Election.

       (e)  Seller shall allocate the MADSP
  resulting from the Election in a manner
  consistent with the Allocations and shall not take any position inconsistent with the Election or the Allocations in connection with any Return; provided, however, that Seller may take into account its transaction costs when calculating such MADSP.

       (f)  Buyer shall allocate the
  "adjusted grossed-up basis" of the capital stock of Niagara Paper among the assets of Niagara Paper in a manner consistent with the Allocations and shall not take any position inconsistent with the Election or the Allocations in any Return or otherwise; provided, however, that Buyer may add its transaction costs to the "adjusted grossed-up basis" of the capital stock of Niagara Paper for purposes of allocating among the assets of Niagara
  Paper.

       (g)  Seller and Buyer acknowledge that for
  federal income tax purposes (and for state income tax purposes in those states whose income tax provisions follow the federal income tax treatment), the sale of the capital stock of Niagara Paper from Seller to Buyer will be treated as a sale of assets by Niagara Paper to Buyer followed by a complete liquidation of Niagara Paper with and into Seller, and the parties agree to report the transaction in a manner consistent with this treatment and to take no positions inconsistent with this treatment. The parties also agree that neither
  Buyer nor Niagara Paper shall be liable for any Taxes resulting from the sale of the capital stock of Niagara Paper or the Election.

  25. Limitations on Liability. (a) No party is responsible for, and no party may recover from any other party, any amount of consequential (e.g., lost profits or the like) or punitive damages.
Notwithstanding the foregoing exclusion, to the extent any party hereto sustains any loss or incurs any expense compensable under this Agreement that contains or includes any measure of consequential or punitive damages awarded to a third party, then such indirect consequential and punitive damages may be recovered.

  (b) Seller and Buyer specifically agree that the total amount of indemnification payable by Seller pursuant to Sections 15, 16, 18 and 23 together shall not exceed the amount of the purchase price paid to Seller in cash hereunder.

  26. Amendment and Waiver. This Agreement may not be amended or modified at any time or in any respect other than by an instrument in writing executed by Buyer and Seller.

  27.  Notices.  Any notice or communication
provided for in this Agreement shall be in writing and shall be deemed given when delivered personally, against receipt, or when deposited in the United
States mail, registered or certified mail, return receipt requested to the following address:

       (a)  If to Pentair:

            Pentair, Inc.
            1500 County Road B2 West
            St. Paul, Minnesota  55113-3105
            Attention:  Ronald V. Kelly
            Facsimile:  (612) 639-5209

       with a copy to:

            Henson & Efron, P.A.
            1200 Title Insurance Building
            400 Second Avenue South
            Minneapolis, Minnesota  55401
            Attention:  Louis L. Ainsworth
            Facsimile:  (612) 339-6364

       (b)  If to Buyer:

            Consolidated Papers, Inc.
            231 First Avenue North
            P. O. Box 8050
            Wisconsin Rapids, WI 54495-8050
            Attention:  Carl H. Wartman
            Facsimile:  (715) 422-3203

       with a copy to:

            McDermott, Will & Emery
            227 West Monroe Street
            Chicago, Illinois 60606-5096
            Attention:  Robert A. Schreck, Jr.
            Facsimile:  (312) 984-3669

  Any party may change the above address for notice by written notice to the other parties in accordance with the provisions of this Section.

  28. Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by Seller and Buyer, their respective successors and permitted assigns. Neither party may assign this Agreement without the express written consent of the other party, except that Buyer may assign this Agreement to an affiliate of Buyer provided that no such assignment shall relieve Buyer of its obligations hereunder or otherwise prejudice Seller. This Agreement shall not confer any rights or remedies upon any person other than Buyer and Seller and their respective successors and permitted assigns.

  29. Further Assurances. Each party shall from time to time execute and deliver such further documents and do such further acts as the other party may reasonably require for carrying out the purposes and intent of this Agreement.

  30. No Waivers. No failure of either party to this Agreement to pursue any remedy resulting from a breach of this Agreement shall be construed as a waiver of that breach or as a waiver of any subsequent or other breach.

  31.  Governing Law.  This Agreement shall be
construed in accordance with and governed by the substantive laws of the state of Minnesota without giving effect to the choice of law provisions thereof.
This Agreement shall be subject to the exclusive jurisdiction of the courts of, and United States federal courts sitting in, the state of Minnesota, and all parties hereby irrevocably submit to the jurisdiction of such courts with respect to any claim arising out of this Agreement.

  32. Severability. Should any provision of this Agreement be or become invalid in whole or in part or be incapable of performance for whatever reason, then the validity of the remaining provisions of this Agreement shall not be affected thereby. In such event, the parties hereby undertake to substitute for any such invalid provision or for any provision incapable of performance, a provision which corresponds to the spirit and purpose of such invalid or unperformable provision as far as permitted under applicable law, so as to realize to the fullest extent possible the economic purpose and effect of this Agreement.

  33. Miscellaneous. This Agreement constitutes the entire agreement between the parties and supersedes all prior representations, understandings or agreements between them, written or oral, respecting the within subject matter. Headings are for convenience only and are not intended to alter any of the provisions of this Agreement. Words importing the singular number include the plural and vice versa.
This Agreement may be signed in multiple copies, each of which shall be considered an original, but all of which shall together constitute one and the same instrument.

  IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its authorized officer as of the date first above written.


PENTAIR, INC.

By:
Its:



CONSOLIDATED PAPERS, INC.

By:
Its: